Exhibit 99.1

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: HORNBECK OFFSHORE SERVICES, INC., et al., [1]	) ) Chapter 11 ) ) Case No. 20-32679 (DRJ) ) ) (Joint Administration Requested) )
Debtors.

DEBTORS’ JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION

THIS CHAPTER 11 PLAN IS BIENG SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTOR’S FILING FOR CHAPTER 11 BANKRUPTCY.

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Kristhy M. Peguero (TX Bar No. 24102776)	Edward O. Sassower, P.C. (pro hac vice pending)
Jennifer F. Wertz (TX Bar No. 24072822)	Ameneh M. Bordi (pro hac vice pending)
Veronica A. Polnick (TX Bar No. 24079148)	601 Lexington Avenue
1401 McKinney Street, Suite 1900	New York, New York 10022
Houston, Texas 77010	Telephone: (212) 446-4800
Telephone: (713) 752-4200	Facsimile: (212) 446-4900
Facsimile: (713) 752-4221	Email: edward.sassower@kirkland.com
Email: mcavenaugh@jw.com	ameneh.bordi@kirkland.com
kpeguero@jw.com
jwertz@jw.com	-and-
vpolnick@jw.com
Ryan Blaine Bennett, P.C. (pro hac vice pending)
Proposed Co-Counsel to the Debtors and Debtors in Possession	Benjamin M. Rhode (pro hac vice pending) 300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: ryan.bennett@kirkland.com benjamin.rhode@kirkland.com

Proposed Co-Counsel to the Debtors and Debtors in Possession

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A complete list of the Debtor entities will be available following commencement of the Chapter 11 Cases on the website of the Debtors’ proposed claims and noticing agent at http://cases.stretto.com/hornbeck. The location of the Debtors’ service address is: 8 Greenway Plaza, Suite 1525, Houston, Texas 77046.

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		38
A.	Assumption of Executory Contracts and Unexpired Leases	38
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	38
C.	Cure of Defaults and Objections to Cure and Assumption	39
D.	Insurance Policies	40
E.	Indemnification Provisions	40
F.	Director, Officer, Manager, and Employee Liability Insurance	40
G.	Employee and Retiree Benefits	41
H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	41
I.	Reservation of Rights	41
J.	Nonoccurrence of Effective Date.	41
K.	Contracts and Leases Entered Into After the Petition Date	42

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		42
A.	Timing and Calculation of Amounts to Be Distributed	42
B.	Distributions on Account of Obligations of Multiple Debtors	42
C.	Distribution Agent	42
D.	Rights and Powers of Distribution Agent	42
E.	Delivery of Distributions	43
F.	Manner of Payment	44
G.	Compliance Matters	44
H.	No Postpetition or Default Interest on Claims	45
I.	Allocation Between Principal and Accrued Interest	45
J.	Foreign Currency Exchange Rate	45
K.	Setoffs and Recoupment	45
L.	Claims Paid or Payable by Third Parties	45

ARTICLE VII. PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS		46
A.	Disputed Claims Process	46
B.	Claims Administration Responsibilities	46
C.	Estimation of Claims and Interests	47
D.	Adjustment to Claims Without Objection	47
E.	Disallowance of Claims or Interests.	47
F.	No Distributions Pending Allowance	47
G.	Distributions After Allowance	47
H.	No Interest	47

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		48
A.	Compromise and Settlement of Claims, Interests, and Controversies	48
B.	Discharge of Claims	48
C.	Release of Liens	48
D.	Debtor Release	49
E.	Third-Party Release	49
F.	Releases of HOSMex by Holders of Claims in Class 3, Class 4, Class 5 and Class 6	50
G.	Exculpation	51
H.	Injunction	51
I.	Protection Against Discriminatory Treatment	52
J.	Recoupment	52
K.	Reimbursement or Contribution	52
L.	Term of Injunctions or Stays	52
M.	Document Retention	53

ARTICLE IX. EFFECT OF CONFIRMATION OF THE PLAN		53
A.	Jurisdiction and Venue	53
B.	Approval of the Disclosure Statement	53

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C.	Voting Report	53
D.	Judicial Notice	53
E.	Transmittal and Mailing of Materials; Notice	53
F.	Solicitation	54
G.	Burden of Proof	54
H.	Bankruptcy Rule 3016(a) Compliance	54
I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code	54
J.	Securities Under the Plan	59
K.	Releases and Discharges	59
L.	Release and Retention of Causes of Action	59
M.	Approval of Restructuring Support Agreement, Backstop Commitment Agreement, the Exit Facilities Documents and Other Restructuring Documents and Agreements	60

ARTICLE X. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		60
A.	Conditions Precedent to the Effective Date	60
B.	Waiver of Conditions to Confirmation or the Effective Date	62
C.	Substantial Consummation	62
D.	Effect of Non-Occurrence of Conditions to Consummation	62

ARTICLE XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		62
A.	Modification of Plan	62
B.	Effect of Confirmation on Modifications	62
C.	Revocation or Withdrawal of Plan	62

ARTICLE XII. RETENTION OF JURISDICTION		63

ARTICLE XIII. MISCELLANEOUS PROVISIONS		65
A.	Immediate Binding Effect	65
B.	Additional Documents	65
C.	Reservation of Rights	65
D.	Successors and Assigns	65
E.	Service of Documents	65
F.	Entire Agreement	66
G.	Plan Supplement Exhibits	66
H.	Non-Severability	66
I.	Votes Solicited in Good Faith	67
J.	Waiver or Estoppel	67
K.	Closing of Chapter 11 Cases	67

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INTRODUCTION

Hornbeck Offshore Services, Inc. and its affiliated debtors and debtors in possession in the Chapter 11 Cases, Hornbeck Offshore Services, Inc, Energy Services Puerto Rico, HOI Holding, LLC, Hornbeck Offshore International, LLC, Hornbeck Offshore Navegacao, Ltda., Hornbeck Offshore Operators, LLC, Hornbeck Offshore Services, LLC, Hornbeck Offshore Transportation, LLC, Hornbeck Offshore Trinidad & Tobago, LLC, HOS de Mexico II, S. de R.L. de C.V., HOS de Mexico, S. de R.L. de C.V., HOS Holding, LLC, HOS Port, LLC, and HOS-IV, LLC (each a “Debtor” and, collectively, the “Debtors”)2 propose this joint prepackaged Plan of reorganization for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A of this Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement, for a discussion of the Debtors’ history, businesses, historical financial information, valuation, liquidation analysis, projections, and operations as well as a summary and analysis of this Plan and certain related matters, including distributions to be made under this Plan.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

1. “2020 Notes” means the 5.875% Senior Notes due 2020, issued pursuant to the 2020 Notes Indenture.

2. “2020 Notes Claim” means any Claim arising under, derived from, or based upon the 2020 Notes and the 2020 Notes Indenture.

3. “2020 Notes Indenture” means that certain indenture dated as of March 16, 2012, as amended, for the 2020 Notes by and among Hornbeck, each of the guarantors party thereto, and the 2020 Notes Indenture Trustee.

4. “2020 Notes Indenture Trustee” means Wilmington Trust, National Association, acting through such of its affiliates or branches as it may designate, in its capacity as indenture trustee under the 2020 Notes Indenture, or any indenture trustee as permitted by the terms set forth in the 2020 Notes Indenture.

5. “2021 Notes” means the 5.000% Senior Notes due 2021, issued pursuant to the 2021 Notes Indenture.

6. “2021 Notes Claim” means any Claim arising under, derived from, or based upon the 2021 Notes and the 2021 Notes Indenture.

[2]	The Plan is not being proposed with respect to Affiliate HOS Wellmax Services, LLC.

7. “2021 Notes Indenture” means that certain indenture dated as of March 28, 2013, as amended, for the 2021 Notes by and among Hornbeck, the guarantors party thereto, and the 2021 Notes Indenture Trustee.

8. “2021 Notes Indenture Trustee” means Wilmington Trust, National Association, acting through such of its affiliates or branches as it may designate, in its capacity as indenture trustee under the 2021 Notes Indenture, or any indenture trustee as permitted by the terms set forth in the 2021 Notes Indenture.

9. “ABL Agent” means Wilmington Trust, National Association, acting through such of its affiliates or branches as it may designate, as collateral agent and administrative agent to the ABL Credit Agreement, or any administrative agent as permitted by the terms set forth in the ABL Credit Agreement.

10. “ABL Claim” means any Claim derived from, based upon, or arising under the ABL Credit Agreement, including without limitation, the ABL Redemption Fee.

11. “ABL Credit Agreement” means the Senior Credit Agreement, dated as of June 28, 2019, amended by that certain First Amendment, dated as of January 17, 2020, among Hornbeck, each of the guarantors from time to time party thereto, each of the lenders, and the ABL Agent, and amended by that certain Second Amendment, dated as of February 29, 2020, among Hornbeck, each of the guarantors from time to time party thereto, each of the lenders from time to time party thereto, and the ABL Agent.

12. “ABL Facility” means that $50.0 million senior secured asset-based revolving credit facility pursuant to the ABL Credit Agreement.

13. “ABL Redemption Fee” means the Annual Collateral Eligibility Fee under the Senior Credit Agreement Fee Letter, dated June 28, 2019, entered into in connection with the ABL Credit Agreement, which fee is earned, due and payable as a result of the Chapter 11 Cases upon the Petition Date and which shall constitute an Allowed ABL Claim in the amount of $3 million.

14. “Accredited Investor” means an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

15. “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; and (b) Allowed Professional Fee Claims.

16. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

17. “Agent” means any agent, collateral agent, or other agent or similar entity under the ABL Credit Agreement, First Lien Credit Agreement, Second Lien Credit Agreement, or DIP Credit Agreement.

18. “Agents/Trustees” means, collectively, each of the Agents and the Unsecured Notes Indenture Trustees.

19. “Allowed” means with respect to any Claim or Interest, except as otherwise provided in the Plan: (a) a Claim that either (i) is not Disputed or (ii) has been allowed by a Final Order; (b) a Claim that is allowed, compromised, settled, or otherwise resolved (i) pursuant to the terms of the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court by a Final Order, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith; (c) a Claim relating to a rejected Executory Contract or Unexpired Lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order; or (d) a Claim or Interest as to which a Proof of Claim or Proof of Interest, as applicable, has been timely Filed and as to which no objection has been Filed.

20. “Assumed Executory Contract and Unexpired Lease List” means, if applicable, the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and/or Unexpired Leases that will be assumed by the Reorganized Debtors, which list, as may be amended from time to time, shall be included in the Plan Supplement; provided that such list shall be in form and substance acceptable to the Required Consenting Creditors

21. “Assumed Executory Contracts and Unexpired Leases” means those Executory Contracts and Unexpired Leases to be assumed by the applicable Reorganized Debtors as set forth on the Assumed Executory Contract and Unexpired Lease List or in the Plan, subject to the consent of the Required Consenting Creditors.

22. “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local state, federal or foreign statutes and common law, including fraudulent transfer or conveyance laws.

23. “Backstop Commitment Agreement” means that certain backstop commitment agreement, dated as of May 13, 2020, by and among the Commitment Parties and Hornbeck, as may be amended, supplemented, or modified from time to time in accordance with the terms thereof and subject to the Consenting Creditor Approval Rights, setting forth, among other things, the terms and conditions of the Equity Rights Offering and the Backstop Commitments.

24. “Backstop Commitment Premium” a nonrefundable premium in an aggregate amount equal to 5.0% of the Rights Offering Amount (as defined in the Backstop Commitment Agreement) which shall be paid to the Commitment Parties (i) in New Equity (or New Jones Act Warrants issued in lieu thereof in accordance with Article IV.C.4) (which shall be subject to dilution by the Management Incentive Plan and the exercise of the New Creditor Warrants) by the Reorganized Debtors on the Effective Date or (ii) if the Backstop Commitment Agreement is terminated prior to the Effective Date, in Cash by Hornbeck upon termination of the Backstop Commitment Agreement, in each case in accordance with the terms of the Backstop Commitment Agreement.

25. “Backstop Commitments” means the commitments, on the terms set forth in the Backstop Commitment Agreement, of the Commitment Parties to backstop the Equity Rights Offering.

26. “Ballot” means a ballot accompanying the Disclosure Statement upon which certain Holders of Impaired Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the procedures governing the solicitation process.

27. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

28. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the District of Texas.

29. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

30. “Business Day” means any day, other than a Saturday, Sunday, or a legal holiday, as defined in Bankruptcy Rule 9006(a).

31. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

32. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

33. “Chapter 11 Cases” means the procedurally consolidated cases filed or to be filed (as applicable) for Hornbeck and its affiliated Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

34. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors, whether or not assessed or Allowed.

35. “Claims Register” means the official register of Claims against and Interests in the Debtors maintained by the Solicitation Agent.

36. “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

37. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

38. “Combined Hearing” means the hearing to be held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider confirmation of the Plan and approval of the Disclosure Statement.

39. “Commitment Parties” means, at any time and from time to time, the parties that have committed to backstop the Equity Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such, to the extent provided in the Backstop Commitment Agreement.

40. “Confirmation” means entry of the Confirmation Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

41. “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

42. “Confirmation Objection Deadline” means the deadline by which objections to confirmation of the Plan must be received by the Debtors.

43. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code, which shall be in form and substance satisfactory to the Required Consenting Creditors.

44. “Consenting ABL Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

45. “Consenting Creditor Approval Rights” means any and all consultation, information, notice, approval and consent rights of the Consenting Creditors, the Commitment Parties and/or the DIP Lenders set forth in the Restructuring Support Agreement, the Backstop Commitment Agreement, the DIP Facility Documents or any other Definitive Document with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents.

46. “Consenting Creditor Fees and Expenses” has the meaning ascribed to such term in the Restructuring Support Agreement.

47. “Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

48. “Consenting First Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

49. “Consenting Second Lien Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

50. “Consenting Secured Lenders” has the meaning ascribed to such term in the Restructuring Support Agreement.

51. “Consenting Unsecured Noteholders” has the meaning ascribed to such term in the Restructuring Support Agreement.

52. “Consummation” means the occurrence of the Effective Date.

53. “Contingent DIP Obligations” means all of the Debtors’ obligations under the DIP Credit Agreement and the DIP Orders that are contingent and/or unliquidated as of the Effective Date, other than DIP Claims that are paid in full in Cash or converted into the DIP Exit First Lien Facility as of the Effective Date and contingent indemnification obligations as to which a Claim has been asserted as of the Effective Date.

54. “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Assumed Executory Contract or an Unexpired Lease, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

55. “D&O Liability Insurance Policies” means all insurance policies (including any “tail policy”) maintained by the Debtors as of the Petition Date for liabilities against any of the Debtors’ current or former directors, managers, and officers, and all agreements, documents, or instruments relating thereto.

56. “Debtor Intercompany Claim” means any Claim held by a Debtor against another Debtor.

57. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.D of the Plan.

58. “Definitive Documents” has the meaning ascribed to such term in the Restructuring Support Agreement.

59. “DIP Agent” means Wilmington Trust, National Association, acting through such of its affiliates or branches as it may designate, as collateral agent and administrative agent under the DIP Credit Agreement, or any administrative agent as permitted by the terms set forth in the DIP Credit Agreement.

60. “DIP Cash” means the aggregate amount of Cash on the balance sheet of the Debtors and their subsidiaries in excess of $100 million, as of the Effective Date and after giving effect to the Equity Rights Offering.

61. “DIP Claim” means any Claim arising under, derived from or based upon the DIP Facility or DIP Orders, including the DIP Exit Backstop Premium and the guarantees in respect thereof under the DIP Facility Documents, including Claims for all principal amounts outstanding, interest, fees, expenses, costs, and other charges arising under or related to the DIP Facility.

62. “DIP Commitment Letter” means that certain Commitment Letter, dated May 13, 2020, by the DIP Lenders, Hornbeck and Hornbeck Offshore Services, LLC.

63. “DIP Credit Agreement” means that certain Superpriority Debtor-In-Possession Term Loan Agreement, a substantially final form of which is attached as Exhibit B to the DIP Commitment Letter, to be entered into, upon entry of the Interim DIP Order, by the DIP Agent, the DIP Lenders, Hornbeck and Hornbeck Offshore Services, LLC.

64. “DIP Exit Backstop Premium” means a nonrefundable premium in an aggregate amount equal to 3.0% of the DIP Claims converted into loans under the DIP Exit First Lien Facility, which shall be paid to the Holders of DIP Claims in the form of New Equity (which shall be subject to dilution by the Management Incentive Plan and the exercise of the New Creditor Warrants) in accordance with Article II.A of the Plan.

65. “DIP Exit First Lien Facility” means the postpetition first lien term loan financing facility, in an amount equal to the aggregate amount of Allowed DIP Claims less the amount of DIP Cash distributed in respect of Allowed DIP Claims, to be entered into on the Effective Date by the Reorganized Debtors, certain of their Non-Debtor Affiliates and the DIP Lenders in the event the Debtors are unable to obtain a Third-Party Exit First Lien Facility in accordance with Article II.A of the Plan, which DIP Exit First Lien Facility shall have the terms and conditions set forth on the Exit First Lien Facility Term Sheet, and which shall otherwise be acceptable to the Required DIP Lenders and the Required Consenting Creditors.

66. “DIP Facility” means the $75 million debtor-in-possession term loan facility to be provided by the DIP Lenders under the DIP Credit Agreement in accordance with the terms and conditions of, and subject in all respects to the DIP Order and the DIP Facility Documents.

67. “DIP Facility Documents” means the DIP Credit Agreement, all Loan Documents (as defined in the DIP Credit Agreement), all fee letters and any amendments, modifications and supplements to or in respect of any of any of the foregoing, as well as any related notes, certificates, agreements, security agreements, documents and instruments (including any amendments, restatements, supplements, or modifications of any of the foregoing) related to or executed in connection with the foregoing, which in each case shall be in form and substance satisfactory to the Required DIP Lenders.

68. “DIP Lenders” means, collectively, the banks, financial institutions, and other lenders party to the DIP Credit Agreement from time to time, each solely in their capacity as such.

69. “DIP Orders” means, collectively, the Interim DIP Order and Final DIP Order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and access the DIP Facility.

70. “DIP Redemption Fee” means the redemption fee under the DIP Facility in the amount of $3,000,000, which shall be due and payable in cash upon the earliest of the termination of the DIP Facility and the first date on which at least 50% of the principal amount of the loans under the DIP Facility have been (in one or more transactions) prepaid, repaid, repriced, accelerated and/or effectively refinanced through any amendment of the DIP Facility, provided that, for the avoidance of doubt, on the Effective Date, the DIP Redemption Fee shall remain fully earned and shall be deemed to have been converted into the Specified 1L Exit Fee in accordance with Article II.A hereof.

71. “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order, which shall be in form and substance acceptable to the Required Consenting Creditors.

72. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or Proof of Interest or a motion for payment has been timely Filed with the Bankruptcy Court, to the extent the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order; provided, however, that in no event shall a Claim that is deemed Allowed pursuant to this Plan be a Disputed Claim.

73. “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select to make or to facilitate distributions in accordance with the Plan.

74. “Distribution Deadline” means, with respect to any Claim Holder, the first Business Day eighteen (18) calendar days following the Distribution Record Date applicable to such Claim Holder.

75. “Distribution Record Date” means, other than with respect to those notes deposited with DTC, the record date for determining which Holders of Allowed Claims and Interests are eligible to receive distributions pursuant to the Plan, which date shall be the Solicitation Date. The Distribution Record Date shall not apply to any notes deposited with DTC, the Holders of which shall receive a distribution, contemporaneously with other recipients of distributions under the Plan, in accordance with the customary procedures of DTC.

76. “DTC” means the Depository Trust Company.

77. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article X.A of the Plan have been satisfied or waived in accordance with Article X.B of the Plan.

78. “Eligible Holder” means a Holder (a)(i) of an Allowed First Lien Claim in an amount equal to at least $50,000, (ii) of an Allowed Second Lien Claim in an amount equal to at least $50,000, (iii) of an Allowed 2020 Notes Claim in an amount equal to at least $50,000 or (z) of an Allowed 2021 Notes Claim in an amount equal to at least $50,000 and (b) that is a QIB or an Accredited Investor, as demonstrated to the reasonable satisfaction of the Debtors (or the Reorganized Debtors following the Effective Date) in consultation with counsel to the Required Commitment Parties, in each case solely with respect to the Allowed Claim described in the foregoing clause (a).

79. “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

80. “Equity Registration Form” means that certain Equity Registration Form to be delivered by or on behalf of the Debtors to each Eligible Holder and that must be completed by each Eligible Holder in order for such Holder to receive its distribution of the New Equity on the Effective Date of the Plan.

81. “Equity Rights Offering” means the rights offering for 70.0% of the New Equity (subject to dilution by the Backstop Commitment Premium, the DIP Exit Backstop Premium, the Management Incentive Plan and the exercise of the New Creditor Warrants) to be issued by Reorganized Hornbeck in exchange for $100 million in Cash on the terms and conditions set forth in the Plan, the Restructuring Support Agreement and the Equity Rights Offering Documents.

82. “Equity Rights Offering Documents” means, collectively, the Backstop Commitment Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Equity Rights Offering, including the Equity Rights Offering Procedures, which in each case shall be subject to the Consenting Creditor Approval Rights.

83. “Equity Rights Offering Participants” means Holders of Allowed First Lien Claims, Allowed Second Lien Claims, and Allowed Unsecured Notes Claims entitled to participate in the Equity Rights Offering, pursuant to the Equity Rights Offering Procedures.

84. “Equity Rights Offering Procedures” means those certain rights offering procedures with respect to the Equity Rights Offering, which rights offering procedures shall be set forth in the Equity Rights Offering Documents.

85. “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

86. “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors and each of the Reorganized Debtors; (b) the Consenting Creditors; (c) any statutory committees appointed in the Chapter 11 Cases and each of their respective members; and (d) with respect to the foregoing clauses (a) through (c), each Related Party of each Entity in clause (a) through clause (c).

87. “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

88. “Executive Employment Agreements” means the agreements providing for the employment of the Executives (as defined in the Executive Employment Agreement Term Sheet) of Reorganized Hornbeck, which agreements shall (i) be consistent in all respects with Executive Employment Agreement Term Sheet, (ii) be effective as of and assumed on the Effective Date, and (iii) be subject in all respects to the Consenting Creditor Approval Rights (including, for the avoidance of doubt, that such agreements shall be in form and substance satisfactory to the Required Consenting Creditors).

89. “Executive Employment Agreement Term Sheet” means the term sheet attached as Exhibit H to the Disclosure Statement, subject in all respects to the Consenting Creditor Approval Rights.

90. “Exit Facilities” means the Exit First Lien Facility and the Exit Second Lien Facility.

91. “Exit Facilities Documents” means the Exit First Lien Facility Documents and the Exit Second Lien Facility Documents, which shall be subject to the Consenting Creditor Approval Rights.

92. “Exit First Lien Facility” means the Third-Party Exit First Lien Facility or, solely to the extent the Debtors are unable to obtain a Third-Party Exit First Lien Facility on or prior to the Effective Date after undertaking a reasonable marketing process reasonably satisfactory to the Required DIP Lenders in compliance with Article II.A, the DIP Exit First Lien Facility.

93. “Exit First Lien Facility Documents” means the agreements and related documents governing the Exit First Lien Facility, which shall be in form and substance acceptable to the Required Consenting Creditors and, if such Exit First Lien Facility is the DIP Exit First Lien Facility, the Required DIP Lenders.

94. “Exit First Lien Facility Term Sheet” means term sheet setting forth the terms and conditions of the DIP Exit First Lien Facility, attached as Exhibit C to the Disclosure Statement.

95. “Exit Second Lien Facility” means the postpetition financing facility, in an aggregate amount equal to 78.5% of the aggregate amount of Allowed First Lien Claims (other than any portion thereof on account of the First Lien Redemption Fee), on the terms and conditions set forth on the Exit Second Lien Facility Term Sheet.

96. “Exit Second Lien Facility Documents” means the agreements and related documents governing the Exit Second Lien Facility, which shall be subject to the Consenting Creditor Approval Rights.

97. “Exit Second Lien Facility Term Sheet” means term sheet setting forth the terms and conditions of the Exit Second Lien Facility, attached as Exhibit D to the Disclosure Statement.

98. “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Solicitation Agent.

99. “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

100. “Final DIP Order” means the final order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and all agreements and/or amendments in connection therewith, which in each case shall be subject to the Consenting Creditor Approval Rights and in form and substance satisfactory to the Required DIP Lenders.

101. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

102. “First Lien Agent” means Wilmington Trust, National Association, as administrative agent and collateral agent under the First Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the First Lien Credit Agreement.

103. “First Lien Claims” means any Claim derived from, based upon, or arising under the First Lien Term Loan Facility.

104. “First Lien Credit Agreement” means that certain term loan credit agreement, dated as of June 15, 2017, amended by that certain First Amendment dated as of March 26, 2018, by and among Hornbeck, Hornbeck Offshore Services LLC as co-borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders party thereto, and amended by that Second Amendment, dated as of June 28, 2019, by and among Hornbeck, Hornbeck Offshore Services LLC as co-borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders party thereto, and amended by the Increase Joinder No. 1A, dated as of March 1, 2019, Increase Joinder No. 1B, dated as of March 1, 2019, and Increase Joinder No. 1C, dated as of March 1, 2019, and amended by that certain Third Amendment dated as of February 6, 2020, by and among Hornbeck, Hornbeck Offshore Services LLC as co-borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders party thereto, as further amended, restated, supplemented or otherwise modified from time to time, among Hornbeck, Hornbeck Offshore Services LLC as co-borrower, the lenders party thereto and Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders party thereto.

105. “First Lien Equity Rights Offering” means that portion of the Equity Rights Offering allocable to the Eligible Holders of Allowed First Lien Claims.

106. “First Lien Equity Rights Offering Amount” means the portion of the Second Lien Equity Rights Offering Amount that is not subscribed pursuant to the Second Lien Equity Rights Offering, which portion shall be offered to Holders of Allowed First Lien Claims in connection with the First Lien Equity Rights Offering in accordance with the Restructuring Support Agreement and the Equity Rights Offering Documents.

107. “First Lien Lenders” means, collectively, the banks, financial institutions, and other lenders party to the First Lien Credit Agreement from time to time, each solely in their capacity as such.

108. “First Lien Redemption Fee” means the Redemption Fee under the First Lien Facility Lender Fee Letter, dated June 15, 2017, entered into in connection with the First Lien Facility Credit Agreement, which fee was earned as of the date of such fee letter and is due and payable as a result of the Chapter 11 Cases on the Petition Date and which shall constitute an Allowed First Lien Claim in the amount of $5,116,950.

109. “First Lien Subscription Rights” means the rights of the Eligible Holders of Allowed First Lien Claims to purchase their Pro Rata share of the First Lien Equity Rights Offering Amount, pursuant to the Equity Rights Offering on the terms and conditions set forth in the Restructuring Support Agreement and the Equity Rights Offering Documents.

110. “First Lien Term Loan” means loans outstanding under the First Lien Credit Agreement.

111. “First Lien Term Loan Facility” means that certain prepetition first lien term loan facility provided pursuant to the First Lien Credit Agreement.

112. “General Unsecured Claim” means any Claim that is not secured and is not an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim), a DIP Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, an ABL Claim, a First Lien Claim, a Second Lien Claim, a 2020 Notes Claim, a 2021 Notes Claim, a Debtor Intercompany Claim, a Non-Debtor Intercompany Claim, or a Section 510(b) Claim.

113. “Governing Body” means, with respect to any Entity, the board of directors, board of managers, manager, general partner, investment committee, special committee, or such similar governing body of an Entity (including, with respect to Hornbeck, the board of directors of Hornbeck).

114. “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

115. “Holder” means an Entity holding a Claim or an Interest, or, if applicable, the New Equity or New Warrants, as applicable.

116. “Hornbeck” means Hornbeck Offshore Services, Inc., a Delaware corporation.

117. “HOSMex” means Hornbeck Offshore Services de México, S. de R.L. de C.V.

118. “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired within the meaning of section 1124 of the Bankruptcy Code.

119. “Indemnification Provisions” means each of the Debtors’ indemnification provisions in place immediately prior to the Effective Date whether in the Debtors’ bylaws, certificates of incorporation, other formation documents, board resolutions, or contracts for the current and former directors, officers, managers, employees, equityholders, advisory directors, attorneys, other professionals, and agents and such current and former directors, officers, and managers’ respective Affiliates, in each case solely in their capacity as such.

120. “Intercompany Claim” means a Claim held by a Debtor or a Non-Debtor Affiliate against a Debtor.

121. “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

122. “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

123. “Interim DIP Order” means the interim order entered by the Bankruptcy Court authorizing the Debtors to enter into the DIP Credit Agreement and all agreements and/or amendments in connection therewith, which in each case shall be subject to the Consenting Creditor Approval Rights and in form and substance satisfactory to the Required DIP Lenders.

124. “Jones Act” means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

125. “Jones Act Restriction” has the meaning set forth in Article IV.C.2 of the Plan.

126. “License Agreement” means that certain Second Amended and Restated Trade Name and Trademark License Agreement, dated as of September 28, 2012, by and between HFR, LLC and Hornbeck Offshore Operators, LLC, providing for an exclusive license to use certain trademarks and trade names in connection with the Debtors’ businesses.

127. “Amended and Restated License Agreement” means that certain Third Amended and Restated Trade Name and Trademark License Agreement, in the form attached as Exhibit I to the Disclosure Statement (with only such changes as are satisfactory to the Required Consenting Creditors), to be entered into on the Effective Date by HFR, LLC and Hornbeck Offshore Operators, LLC, providing for an exclusive license to use certain trademarks and trade names in connection with the Debtors’ businesses.

128. “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

129. “Local Bankruptcy Rules” means the Local Bankruptcy Rules for the Southern District of Texas.

130. “Management Incentive Plan” means the Management Incentive Plan to be implemented with respect to Reorganized Hornbeck (and/or its subsidiaries) on the Effective Date of the Plan, on the terms and conditions set forth in the Management Incentive Plan Term Sheet, and subject in all respects to the Consenting Creditor Approval Rights.

131. “Management Incentive Plan Term Sheet” means the term sheet setting forth the terms and conditions of the Management Incentive Plan, attached as Exhibit G to the Disclosure Statement.

132. “Mexican Antitrust Authority” means the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica).

133. “New Corporate Governance Documents” means the form of certificate of incorporation, bylaws, limited liability company agreement, the New Securityholders Agreement, partnership agreement, or such other applicable formation documents (if any) of Reorganized Hornbeck, including any certificates of designation, which shall contain the terms and conditions set forth on the New Corporate Governance Term Sheet, and which shall be subject in all respects to the Consenting Creditor Approval Rights.

134. “New Corporate Governance Term Sheet” means the term sheet attached as Exhibit F to the Disclosure Statement, including all schedules, exhibits attached thereto, setting forth the terms and conditions of the New Securityholders Agreement, the New Warrants and the organizational documents of Reorganized Hornbeck.

135. “New Creditor Warrant Agreement” means the warrant agreement that will govern the New Creditor Warrants to be entered into by Reorganized Hornbeck and Computershare, Inc. or its affiliate, which shall be consistent with the Restructuring Support Agreement and contain the terms and conditions set forth in the New Corporate Governance Term Sheet, and which shall be subject in all respects to the Consenting Creditor Approval Rights.

136. “New Creditor Warrants” means the 7-year warrants exercisable to purchase an aggregate number of shares, units, or equity interests of New Equity equal to (after giving effect to the full exercise of the New Creditor Warrants) 10.0% of the New Equity (subject to dilution by the Management Incentive Plan), which will be issued pursuant to the New Creditor Warrant Agreement, with a strike price set at an enterprise value of $621.2 million.

137. “New Equity” means the common stock of Reorganized Hornbeck, par value $0.00001 per share, to be issued on the Effective Date subject to the terms and conditions set forth in the Restructuring Support Agreement and the New Corporate Governance Documents.

138. “New Jones Act Warrant Agreement” means the warrant agreement that will govern the New Jones Act Warrants to be entered into by Reorganized Hornbeck and Computershare, Inc. or its affiliate, which shall be consistent with the Restructuring Support Agreement and contain the terms and conditions set forth in the New Corporate Governance Term Sheet, and which shall be subject in all respects to the Consenting Creditor Approval Rights.

139. “New Jones Act Warrants” means the warrants to be issued in lieu of New Equity as provided in Article IV.C.2 of the Plan, in accordance with the New Corporate Governance Documents and the New Jones Act Warrant Agreement entitling the Holders thereof to purchase New Equity with an exercise price per warrant equal to $0.00001 per share, and governed by the terms of the New Jones Act Warrant Agreement.

140. “New Securityholders Agreement” means that certain securityholders agreement that will govern certain matters related to the governance of Reorganized Hornbeck, the New Equity, and the New Jones Act Warrants which shall be consistent with the terms and conditions set forth in the New Corporate Governance Term Sheet, and which shall be subject in all respects to the Consenting Creditor Approval Rights.

141. “New Warrant Agreements” means, collectively, the New Jones Act Warrant Agreement and the New Creditor Warrant Agreement.

142. “New Warrants” means, collectively, the New Jones Act Warrants and the New Creditor Warrants.

143. “Non-Debtor Affiliate” means, collectively, each of the non-Debtor Entities that are Affiliates of the Debtors.

144. “Non-Debtor Intercompany Claim” means any Claim held by a Non-Debtor Affiliate against a Debtor.

145. “Non-Eligible Holder” means, with respect to an Allowed First Lien Claim, an Allowed Second Lien Claim, an Allowed 2020 Notes Claim or an Allowed 2021 Notes Claim, a Holder that is not an Eligible Holder.

146. “Non-U.S. Citizen” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or other Person or other Entity, which is not a U.S. Citizen.

147. “Noteholder Committee” means the group or committee of Holders of Unsecured Notes Claims represented by the Noteholder Committee Representatives.

148. “Noteholder Committee Representatives” means Milbank LLP, Seward & Kissel LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP, any local counsel to the Noteholder Committee, and Moelis & Company.

149. “Noteholder Equity Rights Offering” means that portion of the Equity Rights Offering allocable to the Holders of Allowed Unsecured Notes Claims.

150. “Noteholder Equity Rights Offering Amount” means 52.5% of the New Equity (subject to dilution by the DIP Exit Backstop Premium, the Backstop Commitment Premium, the Management Incentive Plan, and the exercise of the New Creditor Warrants) to be offered to Holders of Allowed Unsecured Notes Claims in connection with the Equity Rights Offering and in accordance with the Restructuring Support Agreement and the Equity Rights Offering Documents.

151. “Noteholder Subscription Rights” means the rights to be distributed to each Eligible Holder of Allowed Unsecured Notes Claims that will enable each holder thereof to purchase its Pro Rata share of 100% of the Noteholder Equity Rights Offering Amount, pursuant to the Equity Rights Offering on the terms and conditions set forth in the Restructuring Support Agreement and the Equity Rights Offering Documents.

152. “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

153. “Other Secured Claim” means any Secured Claim, other than a DIP Claim, an ABL Claim, a First Lien Claim, or a Second Lien Claim.

154. “Permitted Designee” means with respect to any Holder of an Allowed First Lien Claim, Allowed Second Lien Claim, an Allowed 2020 Notes Claim or an Allowed 2021 Notes Claim a partnership or another limited liability form of entity which is designated (in a writing to be delivered to Hornbeck on or before the Distribution Record Date) by such Holder to receive (a) distributions issuable to such Holder pursuant to Article III.B.4 or Article III.B.5 of the Plan, as applicable, and (b) the Holder’s rights to such distribution as a result of equity contributions (through one or more layers of successive partnerships or entities).

155. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

156. “Petition Date” means the date on which each of the Debtors commence the Chapter 11 Cases.

157. “Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Restructuring Support Agreement, and the terms hereof, as the case may be, and the Plan Supplement and the term sheets attached to the Disclosure Statement, each of which is incorporated herein by reference, including all exhibits and schedules hereto and thereto, which in each case shall be subject to the Consenting Creditor Approval Rights.

158. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be Filed by the Debtors with the Bankruptcy Court (as may be amended, supplemented, altered, or modified from time to time as set forth in this Plan and in accordance with the Restructuring Support Agreement), which in each case shall be subject to the Consenting Creditor Approval Rights.

159. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

160. “Pro Rata” means, unless otherwise indicated, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

161. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 328, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

162. “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

163. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount; provided that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors to the extent applications are Filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

164. “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.D of the Plan.

165. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

166. “Proof of Interest” means a proof of Interest Filed in any of the Debtors in the Chapter 11 Cases.

167. “QIB” means a “qualified institutional buyer,” as that term is defined in Rule 144A promulgated under the Securities Act.

168. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

169. “Rejected Executory Contract and Unexpired Lease List” means the list as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list, as may be amended from time to time, shall be included in the Plan Supplement; provided that such list and any amendments thereto shall be in form and substance reasonably acceptable to the Required Consenting Creditors.

170. “Related Party” has the meaning ascribed to such term in the Restructuring Support Agreement.

171. “Released Party” means each of, in its capacity as such,: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the Non-Debtor Affiliates; (d) HOSMex; (e) each of the Consenting ABL Lenders; (f) each of the Consenting First Lien Lenders; (g) each of the Consenting Second Lien Lenders; (h) each of the Consenting Unsecured Noteholders; (i) each of the DIP Lenders; (j) each of the Commitment Parties; (k) each of the Agents/Trustees; (l) each member of the Secured Lender Group; (m) the Secured Lender Group; (n) each member of the Noteholder Committee; (o) the Noteholder Committee; (p) each current and former Affiliate of each Entity in clause (a) through the following clause (q); and (q) each Related Party of each Entity in clause (a) through this clause (q); provided that any Holder of a Claim or Interest that validly opts out of the releases contained in the Plan or validly objects to the releases contained in the Plan and such objection is not resolved by the entry of the Confirmation Order shall not be a “Released Party.”

172. “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) the Non-Debtor Affiliates; (d) HOSMex; (e) each of the Consenting ABL Lenders; (f) each of the Consenting First Lien Lenders; (g) each of the Consenting Second Lien Lenders; (h) each of the Consenting Unsecured Noteholders; (i) each of the DIP Lenders; (j) each of the Commitment Parties; (k) each of the Agents/Trustees; (l) all Holders of Claims or Interests; (m) each member of the Secured Lender Group; (n) the Secured Lender Group; (o) each member of the Noteholder Committee; (p) the Noteholder Committee; (q) each current and former Affiliate of each Entity in clause (a) through the following clause (r); and (r) each Related Party of each Entity in clause (a) through this clause (q); provided that any Holder of a Claim or Interest that validly opts out of the releases contained in the Plan or validly objects to the releases contained in the Plan and such objection is not resolved by the entry of the Confirmation Order shall not be a “Releasing Party.”

173. “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Hornbeck.

174. “Reorganized Hornbeck” means either (a) Hornbeck, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, or (b) a new corporation, limited liability company, or partnership that may be formed to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Warrants and New Equity to be distributed pursuant to the Plan.

175. “Reorganized Hornbeck Board” means the board of directors (or other applicable governing body) of the Reorganized Hornbeck.

176. “Required Commitment Parties” has the meaning ascribed to such term in the Backstop Commitment Agreement.

177. “Required Consenting Creditors” has the meaning ascribed to such term in the Restructuring Support Agreement.

178. “Required DIP Lenders” means “Required Lenders” as defined in the DIP Credit Agreement.

179. “Restructuring Steps Memorandum” means the summary of transaction steps to complete the restructuring contemplated by the Plan, which shall be included in the Plan Supplement and in form and substance acceptable to the Required Consenting Creditors.

180. “Restructuring Support Agreement” means the agreement entered into on April 10, 2020 by and among Hornbeck, those of its subsidiaries party thereto, and the Consenting Creditors, attached as Exhibit B to the Disclosure Statement, together with all exhibits and schedules thereto (including the Restructuring Term Sheet) attached as Exhibit A thereto and the DIP Facility Term Sheet attached as Exhibit B thereto, in each case as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with its terms.

181. “Restructuring Term Sheet” has the meaning ascribed to such term in the Restructuring Support Agreement.

182. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

183. “Retained Causes of Action” means those certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, to be included in the Plan Supplement.

184. “SEC” means the Securities and Exchange Commission.

185. “Second Lien Agent” means Wilmington Trust, National Association, as administrative agent and collateral agent under the Second Lien Credit Agreement, or any successor administrative agent or collateral agent as permitted by the terms set forth in the Second Lien Credit Agreement.

186. “Second Lien Claims” means any Claim derived from, based upon, or arising under the Second Lien Term Loan Facility.

187. “Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of February 7, 2019, as amended, restated, supplemented or otherwise modified from time to time, among Hornbeck, Hornbeck Offshore Services, LLC as co-borrower, each of the lenders from time to time party thereto, Wilmington Trust, National Association, as administrative agent and collateral agent for the lenders party thereto.

188. “Second Lien Equity Rights Offering” means that portion of the Equity Rights Offering allocable to the Eligible Holders of Allowed Second Lien Claims.

189. “Second Lien Equity Rights Offering Amount” means 17.5% of the New Equity (subject to dilution by the DIP Exit Backstop Premium, the Backstop Commitment Premium, the Management Incentive Plan, and the exercise of the New Creditor Warrants) to be offered to Holders of Allowed Second Lien Claims in connection with the Second Lien Equity Rights Offering and in accordance with the Restructuring Support Agreement and the Equity Rights Offering Documents.

190. “Second Lien Lenders” means the lenders from time to time party to the Second Lien Credit Agreement.

191. “Second Lien Subscription Rights” means the rights of the Eligible Holders of Allowed Second Lien Claims to purchase their Pro Rata share of the Second Lien Equity Rights Offering Amount pursuant to the Equity Rights Offering on the terms and conditions set forth in the Restructuring Support Agreement and the Equity Rights Offering Documents.

192. “Second Lien Term Loan Facility” means that certain prepetition second lien term loan facility provided pursuant to the Second Lien Credit Agreement.

193. “Second Lien Term Loans” means those certain second lien term loans incurred under the Second Lien Credit Agreement.

194. “Section 510(b) Claim” means any Claim against any Debtor: (a) arising from the rescission of a purchase or sale of a Security of any Debtor or an affiliate of any Debtor; (b) for damages arising from the purchase or sale of such a Security; or (c) for reimbursement or contribution Allowed under section 502 of the Bankruptcy Code on account of such a Claim; provided that a Section 510(b) Claim shall not include any Claims subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

195. “Secured Claim” means a Claim: (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

196. “Secured Lender Group” means the ad hoc group of Consenting Secured Lenders represented by Davis Polk & Wardwell LLP.

197. “Secured Lender Group Representatives” means Davis Polk & Wardwell LLP, Ducera Partners LLC, Porter Hedges LLP, Creel, García-Cuéllar, Aiza y Enriquez, S.C., Pinheiro Neto Advogados, Blank Rome LLP and any other local and special counsel to the Secured Lender Group.

198. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

199. “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

200. “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

201. “Solicitation Agent” means Stretto, the notice, claims, and solicitation agent retained by the Debtors for the Chapter 11 Cases.

202. “Solicitation Date” means May 13, 2020.

203. “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related Ballots.

204. “Specified 1L Exit Fee” has the meaning ascribed to such term in the Exit First Lien Facility Term Sheet.

205. “Specified 2L Exit Fee” has the meaning ascribed to such term in the Exit Second Lien Facility Term Sheet.

206. “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not, imposed on the Debtors resulting from the Restructuring Transactions.

207. “Third-Party Exit First Lien Facility” means the postpetition first lien term loan financing facility, in an amount not to exceed the amount permitted under the Exit Second Lien Facility Term Sheet, to be entered into on the Effective Date by the Reorganized Debtors, certain of their Non-Debtor Affiliates and third-party lenders or institutional investors in lieu of the DIP Exit First Lien Facility in accordance with Article II.A of the Plan, which Third-Party Exit First Lien Facility shall (i) be used to repay in Cash all Allowed DIP Claims (other than those in respect of the DIP Redemption Fee) remaining after the distribution of the DIP Cash to the Holders of DIP Claims; (ii) either (x) include the Specified 1L Exit Fee on terms which shall be satisfactory to the Consenting ABL Lenders in their sole discretion or (y) repay the DIP Redemption Fee in full in Cash; (iii) have terms and conditions consistent with the Exit First Lien Facility Term Sheet or such other terms as agreed to by the required lenders under the Exit Second Lien Facility; and (iv) be in all respects acceptable to the Required Consenting Creditors.

208. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.E of the Plan.

209. “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

210. “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

211. “Unsecured Notes” means the 2020 Notes and the 2021 Notes.

212. “Unsecured Notes Claim” means any 2020 Notes Claim or 2021 Notes Claim.

213. “Unsecured Notes Indenture Trustees” means the 2020 Notes Indenture Trustee and the 2021 Notes Indenture Trustee.

214. “U.S. Citizen” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or other Person or other Entity, which is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade.

215. “U.S. Citizen Determination Procedures” means the procedures set forth in Article IV.C.1 of the Plan.

216. “U.S. Citizenship Affidavit” means an Affidavit of United States Citizenship by any Person or Entity entitled to receive New Equity under the Plan or the transactions contemplated herein certifying that such Person or Entity is a U.S. Citizen.

217. “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

B.	Rules of Interpretation

For purposes of the Plan, except as otherwise provided in this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents Filed in the

Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (13) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; provided, however, that distributions of the New Equity shall in any event be made contemporaneously with the occurrence of the Effective Date; (14) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; provided that nothing in this clause (14) shall affect any parties’ consent rights over any of the Definitive Documents or any amendments thereto, as provided for in the Restructuring Support Agreement.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Plan or the Plan Supplement and the Confirmation Order, the Confirmation Order shall control.

C.	Computation of Time

Unless otherwise specifically stated in the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed in the Plan. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next Business Day.

D.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or Reorganized Debtor, as applicable.

E.	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Consultation, Information, Notice, and Consent Rights.

Notwithstanding anything herein to the contrary, all Consenting Creditor Approval Rights and any consents, waivers, or other deviations under or from the Plan or any Definitive Document pursuant to such Consenting Creditor Approval Rights shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

Failure to reference the rights referred to in the immediately preceding paragraph as such rights relate to any document referenced in the Restructuring Support Agreement shall not impair such rights and obligations.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP CLAIMS, PRIORITY CLAIMS, AND RESTRUCTURING EXPENSES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III of the Plan.

A.	DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Facility on such date, (ii) all interest accrued and unpaid thereon to the date of payment, (iii) all accrued and unpaid fees, expenses, and non-contingent indemnification obligations payable under the DIP Facility Documents and the DIP Orders (including the DIP Redemption Fee), and (iv) all other Indebtedness (as defined in the DIP Credit Agreement) other than Contingent DIP Obligations, which shall otherwise survive the Effective Date and shall be paid in full in Cash as soon as reasonably practicable after they become due and payable under the DIP Facility Documents. Prior to the Effective Date, the Debtors shall conduct a marketing process to raise a Third-Party Exit First Lien Facility reasonably satisfactory to the Required DIP Lenders.

On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Holder shall (a) with respect to such Holder’s Allowed DIP Claim other than any portion thereof on account of the DIP Redemption Fee, either (i) receive payment in full in Cash or (ii) if the Debtors are unable to obtain a Third-Party Exit First Lien Facility on or prior to the Effective Date after undertaking a reasonable marketing process reasonably satisfactory to the Required DIP Lenders, (x) receive its Pro Rata share of the DIP Cash, which shall be applied to reduce such Holder’s Allowed DIP Claim on a dollar-for-dollar basis, (y) have the remainder of its Allowed DIP Claim (after the application of the DIP Cash) converted on a dollar-for-dollar basis into loans under the DIP Exit First Lien Facility and (z) receive its Pro Rata share of the DIP Exit Backstop Premium; and (b) with respect to any portion of such Holder’s Allowed DIP Claim on account of the DIP Redemption Fee, either (i) receive its Pro Rata share (determined as a percentage of all Allowed DIP Claims on account of the DIP Redemption Fee) of the Specified 1L Exit Fee or (ii) receive payment in full in Cash.

Notwithstanding the foregoing, the DIP Liens (as defined in the DIP Orders) shall not be released until (y) the indefeasible payment in full in Cash (or conversion into the DIP Exit First Lien Facility, as applicable) of each Allowed DIP Claim and (z) receipt by the DIP Agent of a payoff letter in form and substance satisfactory to the DIP Agent. All reasonable and documented unpaid fees and expenses of the DIP Agent and the DIP Lenders, including reasonable and documented fees, expenses, and costs of its advisors, shall be paid in Cash in full on the Effective Date. Contemporaneously with the foregoing receipt of payment in full in Cash of the Allowed DIP Claims, except with respect to Contingent DIP Obligations under the DIP Credit Agreement (which contingent obligations shall survive the Effective Date and shall continue to be governed by the DIP Credit Agreement), the DIP Facility, the DIP Credit Agreement, and all other DIP Facility Documents, shall be deemed cancelled, all DIP Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such DIP Liens shall be automatically released, in each case without further action by the DIP Agent or the DIP Lenders and all guarantees of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent and the DIP Lenders shall take all actions to effectuate and confirm such termination, release, and discharge as reasonably requested by the Debtors or the Reorganized Debtors, as applicable.

B.	Administrative Claims

Unless otherwise agreed to by the Holders of an Allowed Administrative Claim and the Debtors, or the Reorganized Debtors, or as otherwise set forth in an order of the Bankruptcy Court (including pursuant to the procedures specified therein), as applicable, each Holder of an Allowed Administrative Claim (other than Holders of

Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed as of the Effective Date, on or as soon as reasonably practicable after the Effective Date (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than sixty (60) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim; or (4) at such time and upon such terms as set forth in a Final Order of the Bankruptcy Court.

C.	Restructuring Expenses

The Consenting Creditor Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases in accordance with the terms of the Restructuring Support Agreement) without the requirement to file a fee application with the Bankruptcy Court and without any requirement for review or approval by the Bankruptcy Court or any other party. All Consenting Creditor Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date; provided, that such estimate shall not be considered an admission or limitation with respect to such Consenting Creditor Fees and Expenses. In addition, the Debtors and Reorganized Debtors (as applicable) shall continue to pay Consenting Creditor Fees and Expenses after the Effective Date when due in payable in the ordinary course related to implementation, consummation and defense of the Plan, whether incurred before, on or after the Effective Date.

D.	Professional Fee Claims

1.	Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.	Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.	Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided, however, that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.	Post-Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors or the Reorganized Debtors, as applicable. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Substantial Contribution Compensation and Expenses

Except as otherwise specifically provided in the Plan, any Entity that requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3),(4),    and (5) of the Bankruptcy Code must File an application and serve such application on counsel for the Debtors or Reorganized Debtors, as applicable, and as required by the Bankruptcy Court, the Bankruptcy Code, and the Bankruptcy Rules on or before three (3) Business Days after the Confirmation Date.

F.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

G.	United States Trustee Statutory Fees

The Debtors and the Reorganized    Debtors,    as    applicable,    will    pay    fees    payable     pursuant    to 28 U.S.C § 1930(a), including fees and expenses payable to the United States Trustee, for each quarter (including any fraction thereof) until a Debtor’s Chapter 11 Case is converted, dismissed, or closed, whichever occurs first.

ARTICLE III.

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

3	ABL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

4	First Lien Claims	Impaired	Entitled to Vote

5	Second Lien Claims	Impaired	Entitled to Vote

6	Unsecured Notes Claims	Impaired	Entitled to Vote

7	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

8	Debtor Intercompany Claims	Impaired/Unimpaired	Not Entitled to Vote (Deemed to Accept/Reject)

9	Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

10	Intercompany Interests	Impaired/Unimpaired	Not Entitled to Vote (Deemed to Accept/Reject)

11	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Classes of Claims and Interests

To the extent a Class contains Allowed Claims or Allowed Interests with respect to any Debtor, the classification of Allowed Claims and Allowed Interests is specified below. The Debtors reserve the right, subject to the Consenting Creditor Approval Rights, to separately classify the Claims of Non-Eligible Holders in Classes 4, 5 and 6 from the Claims of Eligible Holders to the extent required for the purposes of confirming the Plan.

1.	Class 1 — Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) with the consent of the Required Consenting Creditors, either:

(i)	payment in full in Cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	Reinstatement of such Allowed Other Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Other Priority Claim, each such Holder shall receive, at the option of the applicable Debtor(s), either:

(i)	payment in full in Cash; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — ABL Claims

(a)	Classification: Class 3 consists of any ABL Claims against any applicable Debtor.

(b)

Allowance: The ABL Claims shall be deemed Allowed in the aggregate principal amount of $50 million, plus (i) reimbursement obligations, fees (including the ABL Redemption Fee), indemnities, costs, expenses, and other amounts, liabilities and obligations, and (ii) accrued and unpaid interest, including postpetition interest, at the contract rate through the Effective Date.

(a)

Treatment: Except to the extent that a Holder of an Allowed ABL Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed ABL Claim, each Holder of an Allowed ABL Claim shall receive upon entry of the Interim DIP Order:

(i)	payment in full in Cash of such Holder’s Allowed ABL Claim, other than any portion thereof on account of the ABL Redemption Fee; and

(ii)

with respect to any portion of such Holder’s Allowed ABL Claim on account of the ABL Redemption Fee, its Pro Rata share (determined as a percentage of all Allowed ABL Claims on account of the ABL Redemption Fee) of the DIP Redemption Fee.

(b)

Voting: Class 3 is Unimpaired under the Plan. Holders of Allowed ABL Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, such Holders of Allowed ABL Claims are not entitled to vote to accept or reject the Plan.

4.	Class 4 — First Lien Claims

(a)	Classification: Class 4 consists of any First Lien Claims against any Debtor.

(b)

Allowance: The First Lien Claims shall be deemed Allowed in the full amount outstanding under the First Lien Term Loan Facility and the DIP Orders, including in an aggregate principal amount of approximately $350 million as of the date of the Plan, plus (i) all reimbursement obligations, fees, indemnities, costs, expenses, and other amounts, liabilities and obligations and (ii) all accrued and unpaid interest, including postpetition interest, at the contract default rate for PIK Interest (as defined in the First Lien Credit Agreement), through the Effective Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed First Lien Claim, each Holder of an Allowed First Lien Claim shall receive:

(i)

if such Holder is an Eligible Holder, its Pro Rata share (determined as a percentage of all Allowed First Lien Claims excluding any portion of such Allowed First Lien Claims on account of the First Lien Redemption Fee) of (y) subject to the U.S. Citizen Determination Procedures, 24.6% of the New Equity (subject to dilution by the DIP Exit Backstop Premium, the Backstop Commitment Premium, the Management Incentive Plan, and the exercise of the New Creditor Warrants) and (z) the First Lien Subscription Rights;

(ii)	if such Holder is a Non-Eligible Holder, a Cash payment equivalent to the Holder’s recovery under clause (i) if such Holder had been deemed an Eligible Holder;[3]

(iii)

its Pro Rata share (determined as a percentage of all Allowed First Lien Claims excluding any portion of such Allowed First Lien Claims on account of the First Lien Redemption Fee) of the Exit Second Lien Facility; and

[3]	Cash amount to be determined by the Debtors, in consultation with and subject to the consent of the Required Consenting Creditors, based upon amount of Allowed First Lien Claims.

(iv)

with respect to any portion of such Holder’s Allowed First Lien Claim on account of the First Lien Redemption Fee, its Pro Rata share (determined as a percentage of all Allowed First Lien Claims on account of the First Lien Redemption Fee) of the Specified 2L Exit Fee.

With respect to (i) above, the New Equity issuable to each Eligible Holder of Allowed First Lien Claims, including on account of the exercise of First Lien Subscription Rights, shall be in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Eligible Holder because it is a Non-U.S. Citizen and the pro rata share of New Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement) to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction.

(d)	Voting: Class 4 is Impaired under the Plan. Therefore, Holders of Allowed First Lien Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — Second Lien Claims

(a)	Classification: Class 5 consists of any Second Lien Claims against any Debtor.

(b)	Allowance: The Second Lien Claims shall be deemed Allowed in the aggregate principal amount of $121.2 million, plus accrued and unpaid interest as of the Petition Date.

(c)

Treatment: Except to the extent that a Holder of an Allowed Second Lien Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed Second Lien Claim, each Holder of an Allowed Second Lien Claims shall receive:

(i)

if such Holder is an Eligible Holder, its Pro Rata share (determined as a percentage of all Allowed Second Lien Claims) of (x) subject to the U.S. Citizen Determination Procedures, 5.1% of the New Equity (subject to dilution by the DIP Exit Backstop Premium, the Backstop Commitment Premium, the Management Incentive Plan, and the exercise of the New Creditor Warrants), (y) 15.0% of the New Creditor Warrants and (z) the Second Lien Subscription Rights; and

(ii)	if such Holder is a Non-Eligible Holder, a Cash payment equal to 6.1% of such Holder’s Allowed Second Lien Claim.

With respect to (i) above, the New Equity issuable to each Eligible Holder of Allowed Second Lien Claims, including on account of the exercise of Second Lien Subscription Rights, shall be in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Eligible Holder because it is a Non-U.S. Citizen and the pro rata share of New Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement) to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction.

(d)	Voting: Class 5 is Impaired under the Plan. Therefore, Holders of Allowed Second Lien Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — Unsecured Notes Claims

(a)

Classification: Class 6 consists of any Unsecured Notes Claims against any Debtor. Although Class 6 is one Class, the treatment of Allowed 2020 Notes Claims and Allowed 2021 Notes Claims is described separately herein for administrative convenience.

(b)

Allowance: On the Effective Date, (i) the 2020 Notes Claims shall be deemed Allowed in the aggregate principal amount of $224.3 million, plus accrued and unpaid interest as of the Petition Date and (ii) the 2021 Notes Claims shall be deemed Allowed in the aggregate principal amount of $450 million, plus accrued and unpaid interest as of the Petition Date.

(c)

Treatment of 2020 Notes Claims: Each Holder of an Allowed 2020 Notes Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each 2020 Notes Claim:

(i)

if such Holder is an Eligible Holder, its Pro Rata share (determined as a percentage of all Allowed Unsecured Notes Claims) of (x) subject to the U.S. Citizen Determination Procedures, 0.3% of the New Equity (subject to dilution by the DIP Exit Backstop Premium, the Backstop Commitment Premium, the Management Incentive Plan, and the exercise of the New Creditor Warrants), (y) 85.0% of the New Creditor Warrants and (z) the Noteholder Subscription Rights; and

(ii)	if such Holder is a Non-Eligible Holder, a Cash payment equal to 0.5% of such Holder’s Allowed 2020 Notes Claim.

With respect to (i) above, the New Equity issuable to each Eligible Holder of Allowed 2020 Notes Claims, including on account of the exercise of Noteholder Subscription Rights, shall be in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Eligible Holder because it is a Non-U.S. Citizen and the pro rata share of New Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement) to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction.

(d)

Treatment of 2021 Notes Claims: Each Holder of an Allowed 2021 Notes Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed 2021 Notes Claim:

(i)

if such Holder is an Eligible Holder, its Pro Rata share (determined as a percentage of all Allowed Unsecured Notes Claims) of (x) subject to the U.S. Citizen Determination Procedures, 0.3% of the New Equity (subject to dilution by the DIP Exit Backstop Premium, the Backstop Commitment Premium, the Management Incentive Plan, and the exercise of the New Creditor Warrants), (y) 85.0% of the New Creditor Warrants and (z) the Noteholder Subscription Rights; and

(ii)	if such Holder is a Non-Eligible Holder, a Cash payment equal to 0.5% of such Holder’s Allowed 2021 Notes Claim.

With respect to (i) above, the New Equity issuable to each Eligible Holder of Allowed 2021 Notes Claims, including on account of the exercise of Noteholder Subscription Rights, shall be in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Eligible Holder because it is a Non-U.S. Citizen and the pro rata share of New

Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement) to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction.

(e)	Voting: Class 6 is Impaired. Therefore, Holders of Class 6 Unsecured Notes Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 — General Unsecured Claims

(a)	Classification: Class 7 consists of any General Unsecured Claims.

(b)

Treatment: Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed General Unsecured Claim, each such Holder shall receive, at the option of the applicable Debtor(s) with the consent of the Required Consenting Creditors, either:

(i)

Reinstatement of such Allowed General Unsecured Claim and satisfaction thereof in full in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim; or

(ii)	such other treatment rendering its Allowed General Unsecured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)

Voting: Class 7 is Unimpaired under the Plan. Holders of Class 7 Allowed General Unsecured Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Class 7 General Unsecured Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Intercompany Claims

(a)	Classification: Class 8 consists of any Intercompany Claims.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, each Allowed Intercompany Claim shall, at the option of the applicable Debtors (or Reorganized Debtors, as applicable), either on or after the Effective Date, be:

(i)	Reinstated; or

(ii)	canceled and shall receive no distribution on account of such Claims and may be compromised, extinguished, or settled in each case, on or after the Effective Date.

(c)

Voting: Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

9.	Class 9 — Equity Interests

(a)	Classification: Class 9 consists of all Interests in Hornbeck.

(b)	Treatment: Following the transactions described in Article IV.B of the Plan, all Interests in Hornbeck will be cancelled, released, and extinguished, and will be of no further force or effect.

(c)

Voting: Class 9 is Impaired under the Plan. Holders of Allowed Interests in Hornbeck are conclusively presumed to have rejected the Plan. Therefore, Holders of Allowed Interests in Hornbeck are not entitled to vote to accept or reject the Plan.

10.	Class 10 — Intercompany Interests

(a)	Classification: Class 10 consists of all Intercompany Interests.

(b)

Treatment: Except to the extent otherwise provided in the Restructuring Steps Memorandum, on the Effective Date, Intercompany Interests shall, at the option of the Debtors with the consent of the Required Consenting Creditors, either be:

(i)	Reinstated; or

(ii)	discharged, cancelled, released, and extinguished and of no further force or effect without any distribution on account of such Interests.

For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor unless otherwise provided in the Restructuring Steps Memorandum.

(c)

Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

11.	Class 11 — Section 510(b) Claims

(a)	Classification: Class 11 consists of all Section 510(b) Claims.

(b)

Treatment: Section 510(b) Claims will be cancelled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)

Voting: Class 11 is Impaired under the Plan. Holders of Allowed Section 510(b) Claims in Class 11, if any, are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Section 510(b) Claims in Class 11 are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Combined Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Separate Classification of Other Secured Claims

Each Other Secured Claim, to the extent secured by a Lien on Collateral different from the Collateral securing another Other Secured Claim, shall be treated as being in a separate sub-Class for the purposes of receiving distributions under this Plan.

F.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims eligible to vote and no Holders of Claims eligible to vote in such Class vote to accept or reject the Plan, the Debtors shall request the Bankruptcy Court to deem the Plan accepted by the Holders of such Claims in such Class.

G.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

H.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but for the purposes of administrative convenience and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to provide management services to certain other Debtors and Reorganized Debtors, to use certain funds and assets as set forth in the Plan to make certain distributions and satisfy certain obligations of certain other Debtors and Reorganized Debtors to the Holders of certain Allowed Claims. For the avoidance of doubt, any Interest in non- Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

I.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

J.	Confirmation Pursuant to Sections 1129(a)(1) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. Section 1129(b) of the Bankruptcy Code shall be deemed satisfied with respect to any rejecting Class of Claims or Interests upon the entry of the Confirmation Order. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article XI hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules, or to withdraw the Plan as to such Debtor, in accordance with the Consenting Creditor Approval Rights, in accordance with the Restructuring Support Agreement and in accordance with the provisions of the Plan.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

B.	Restructuring Transactions

On and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall take all actions set forth in the Restructuring Steps Memorandum, and may take all actions reasonably acceptable to the Required Consenting Creditors as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan that are consistent with and pursuant to the terms and conditions of the Plan, which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, reorganization, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and the Restructuring Support Agreement; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms to which the applicable parties agree; (c) the filing of appropriate certificates or articles of incorporation, reincorporation, formation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution or other certificates or documentation for other transactions as described in clause (a), pursuant to applicable state law; (d) the execution and delivery of the Equity Rights Offering Documents, the New Warrant Agreements and the New Corporate Governance Documents, and any certificates or articles of incorporation, bylaws, or such other applicable formation documents (if any) of each Reorganized Debtor (including all actions to be taken, undertakings to be made, and obligations to be incurred and fees and expenses to be paid by the Debtors and/or the Reorganized Debtors, as applicable); and the issuance, distribution, reservation, or dilution, as applicable, of the New Equity and the New Warrants, as set forth herein; (e) the adoption of the Management Incentive Plan and the issuance and reservation of the New Equity to the participants in the Management Incentive Plan in accordance with the terms thereof; (f) if applicable, all transactions necessary to provide for the purchase of substantially all of the assets or Interests of any of the Debtors by one or more Entities to be wholly owned by Reorganized Hornbeck, which purchase may be structured as a taxable transaction for United States federal income tax purposes; and (g) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Restructuring Transactions.

C.	Sources of Consideration for Plan Distributions

The Debtors shall fund distributions under the Plan, as applicable, with: (1) the New Equity; (2) the New Warrants; (3) the proceeds of the Equity Rights Offering; (4) the proceeds of the DIP Facility; and (5) the Exit Facilities or the proceeds thereof and the Debtors’ Cash on hand. Each distribution and issuance referred to in Article VI of the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments or other documents evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The issuance, distribution, or authorization, as applicable, of certain securities in connection with the Plan, including the New Equity and the New Warrants will be exempt from SEC registration, as described more fully in Article IV.E below.

1.	Procedure for U.S. Citizen Determination

If a Holder (or its Permitted Designee) of an Allowed First Lien Claim, Allowed Second Lien Claim or Allowed Unsecured Notes Claim furnishes a U.S. Citizenship Affidavit to the Debtors on or before the Distribution Deadline and, after review, the Debtors, in their reasonable discretion and in consultation with counsel to the Required Commitment Parties, accept such U.S. Citizenship Affidavit as reasonable proof in establishing that such Holder (or its Permitted Designee) is a U.S. Citizen, such Holder (or its Permitted Designee) shall receive its New Equity distributions in the form of New Equity; provided, however, that if such Holder (or its Permitted Designee) is a Non-U.S. Citizen, or if the Holder (or its Permitted Designee) does not furnish a U.S. Citizenship Affidavit and an Equity Registration Form to the Debtors on or before the Distribution Deadline, or if the U.S. Citizenship Affidavit of such Holder (or its Permitted Designee) has been rejected by the Debtors, in their reasonable discretion and in consultation with counsel to the Required Commitment Parties, on or before the date that is five (5) Business Days after the Distribution Deadline, such Holder (and its Permitted Designee) shall be treated as a Non-U.S. Citizen for purposes of treatment under Article III.B above and for purposes of distributions under Article IV.C.2. In connection with the Debtors’ review of any U.S. Citizenship Affidavit, Hornbeck, in consultation with the Required Commitment Parties (through counsel), shall have the right to require the Holder (or its Permitted Designee) furnishing the U.S. Citizenship Affidavit to provide them with such documents and other information as they may reasonably request as reasonable proof confirming that the Holder (or its Permitted Designee) is a U.S. Citizen. The Debtors and counsel to the Required Commitment Parties shall treat all such documents and information provided by any Holder (or its Permitted Designee) as confidential and shall limit the distribution of such documents and information to the Debtors’ personnel and the Debtors’ and the Required Commitment Parties’ counsel that have a “need to know” the contents thereof and to the U.S. Coast Guard and the U.S. Maritime Administration as may be necessary. The Debtors shall (i) claim confidential treatment and exemption from Freedom of Information Act requests (a “FOIA Request”) for any such documents and information submitted to the U.S. Coast Guard and/or the U.S. Maritime Administration, and (ii) notify the relevant Holder (or its Permitted Designee) (x) if any such Holder’s (or its Permitted Designee’s) documents and information are submitted to the U.S. Coast Guard and/or the U.S. Maritime Administration, and (y) if the Debtors subsequently receive notice from the U.S. Coast Guard and/or U.S. Maritime Administration that it has received a FOIA Request and that any such document that has been identified by the U.S. Coast Guard and/or U.S. Maritime Administration as responsive to such a FOIA Request, in which case the Debtors shall allow such Holder (or its Permitted Designee) an opportunity to redact any confidential commercial, financial and proprietary business information exempt from Freedom of Information Act disclosure pursuant to 5 U.S.C. § 552(b)(4) that is in any such document. The consultation rights of the Required Commitment Parties under this Article IV.C.1 shall include the right to receive periodically during the Debtors’ process of reviewing U.S. Citizenship Affidavits reports reflecting the Debtors’ preliminary and final determinations as to whether individual Holders (or their Permitted Designees) are U.S. Citizens or Non-U.S. Citizens, but it shall not afford the Required Commitment Parties any consent or approval rights with respect to the Debtors’ final determination regarding the status of any Holder (or its Permitted Designee) as a U.S. Citizen or a Non-U.S. Citizen.

2.	Issuance and Distribution of the New Equity

On the Effective Date, the New Equity and the New Jones Act Warrants shall be issued and distributed as provided for in the Restructuring Steps Memorandum pursuant to, and in accordance with, the Plan, the Equity Rights Offering Documents, and the Restructuring Support Agreement. On the Effective Date, the issuance of New Equity and the New Jones Act Warrants shall be authorized without the need for any further corporate action and without any action by the Holders of Claims or other parties in interest. All of the New Equity and the New Jones Act Warrants issued under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable consistent with the terms of the New Securityholders Agreement and the New Jones Act Warrant Agreement. In no event shall Non-U.S. Citizens in the aggregate own New Equity that is more than twenty four percent (24%) of the total number of shares of New Equity to be outstanding as of the Effective Date (the “Jones Act Restriction”).

The New Equity issuable to any Person or Entity under the Plan (including pursuant to the Equity Rights Offering, the Backstop Commitment Agreement and the Management Incentive Plan) shall be in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Entity because it is a Non-U.S. Citizen and the pro rata share of New Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering, the Backstop Commitment Agreement and the Management Incentive Plan), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering, the Backstop Commitment Agreement and the Management Incentive Plan) to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction.

Each distribution and issuance of the New Equity and the New Warrants on the Effective Date shall be governed by the terms and conditions set forth in the Plan applicable to such distribution, issuance, and/or dilution, as applicable, and by the terms and conditions of the instruments evidencing or relating to such distribution, issuance, and/or dilution, as applicable, including the New Securityholders Agreement, the terms and conditions of which shall bind each Entity receiving such distribution of the New Equity and the New Jones Act Warrants, and the other New Corporate Governance Documents. Receipt by any Person or Entity of New Equity or the New Warrants shall be deemed as its agreement to the New Corporate Governance Documents and its agreement that it is a party to, and bound by all terms and conditions of, the New Securityholders Agreement as if an original party thereto as a “Securityholder,” as the same may be amended or modified from time to time following the Effective Date in accordance with their terms. The New Equity and New Warrants will not be registered or listed on any securities exchange as of the Effective Date and will not be made eligible for book-entry clearance on, or otherwise issued through, DTC.

3.	The New Creditor Warrants

On the Effective Date, the New Creditor Warrants shall be issued and distributed pursuant to the Plan and in accordance with the New Creditor Warrant Agreement. The issuance of the New Creditor Warrants shall be duly authorized without the need for any further corporate action. The Holders of New Creditor Warrants shall be deemed to be parties to, and bound by, the terms of the New Creditor Warrant Agreement (solely in their capacity as Holders of New Creditor Warrants) without further action or signature. The New Creditor Warrant Agreement shall be effective as of the Effective Date and, as of such date, shall be deemed to be valid, binding, and enforceable in accordance with their respective terms, and each Holder of New Creditor Warrants shall be bound thereby.

4.	The Equity Rights Offering

The Debtors shall raise an aggregate of $100 million of equity capital through the Equity Rights Offering. In connection with the Consummation of the Plan, the Equity Rights Offering shall be consummated in accordance with the terms of the Plan, the Restructuring Support Agreement and the Equity Rights Offering Documents. The Equity Rights Offering will be 100% backstopped by the Commitment Parties in accordance with the terms and conditions of the Backstop Commitment Agreement.

Subject to the U.S. Citizen Determination Procedures, which shall also apply to each Equity Rights Offering Participant, each Equity Rights Offering Participant shall be entitled to subscribe for its pro rata share of the First Lien Equity Rights Offering Amount, Second Lien Equity Rights Offering Amount or Noteholder Equity Rights Offering Amount, as applicable, in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Equity Rights Offering Participant because it is a Non-U.S. Citizen and the pro rata share of New Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement) to other Non-U.S. Citizens as of the Effective Date, would otherwise exceed the Jones Act Restriction.

Subject to, and in accordance with the Backstop Commitment Agreement, and subject to the U.S. Citizen Determination Procedures, which shall also apply to each Commitment Party, each Commitment Party shall be entitled to receive its pro rata share (based on the amount of its Backstop Commitment relative to all Backstop Commitments) of the Backstop Commitment Premium, in the form of (x) New Equity to the extent permitted under the Jones Act Restriction and (y) New Jones Act Warrants to the extent that New Equity cannot be issued to such Commitment Party because it is a Non-U.S. Citizen and the pro rata share of New Equity to be delivered to it under all sections of this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement), when added to the New Equity being issued under this Plan (including pursuant to the Equity Rights Offering and the Backstop Commitment Agreement) to other Non-U.S. Citizens as of the Effective Date, would otherwise exceed the Jones Act Restriction. Such consideration shall be subject to dilution by the Management Incentive Plan, and shall be fully earned upon entry into the Backstop Commitment Agreement, payable free and clear of and without withholding on account of any taxes, and paid upon closing of the Equity Rights Offering; provided that if the Backstop Commitment Agreement is terminated prior to the Effective Date, the Backstop Commitment Premium shall be payable in Cash upon such termination in accordance with the terms of the Backstop Commitment Agreement.

5.	Cash on Hand

The Debtors or Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions, consistent with the terms of the Plan.

6.	Exit Facilities.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities. The Exit Facilities shall be on terms set forth in the Exit Facilities Documents.

Confirmation shall be deemed approval of the Exit Facilities (including the Specified 1L Exit Fee, the Specified 2L Exit Fee and all other transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees to be paid by the Debtors or the Reorganized Debtors in connection therewith), to the extent not previously approved by the Bankruptcy Court, and the Reorganized Debtors shall be authorized to execute, deliver and perform those documents necessary or appropriate to obtain the Exit Facilities and to incur indebtedness and grant liens thereunder, including any and all documents required to enter into the Exit Facilities and all collateral documents related thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as the Reorganized Debtors may deem to be necessary to consummate entry into the Exit Facilities, subject to the Consenting Creditor Approval Rights.

D.	New Securityholders Agreement

On the Effective Date, Reorganized Hornbeck shall enter into and deliver the New Securityholders Agreement, in substantially the form included in the Plan Supplement, to each Holder of New Equity and New Warrants, and such parties shall be deemed to, without further notice or action, to have agreed to be bound thereby as if an original party thereto as a “Securityholder,” in each case without the need for execution by any party thereto other than Reorganized Hornbeck. The New Securityholders Agreement shall include appropriate provisions assuring the compliance with the Jones Act.

E.	Exemption from Registration Requirements

All shares of New Equity and New Warrants issued and distributed pursuant to the Plan, including New Equity issued pursuant to the Equity Rights Offering and New Equity issuable upon exercise of the New Warrants, will be issued and distributed without registration under the Securities Act or any similar federal, state, or local law in reliance upon either (a) section 1145 of the Bankruptcy Code or (b) section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The offering, issuance, and distribution of all shares of New Equity and New Warrants pursuant to the Plan in reliance upon section 1145 of the Bankruptcy Code is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of securities. Such shares of New Equity and the New Warrants to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) subject to the terms of the New Securityholders Agreement and the applicable New Warrant Agreements, are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an Entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. The shares of New Equity and the New Warrants being issued in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder will be “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereof.

All shares of New Equity and New Warrants (including shares of New Equity underlying such New Warrants) (a) issued with respect to Allowed Claims, (b) sold to the participants in the First Lien Equity Rights Offering upon exercise of their First Lien Subscription Rights or (c) issued on account of the Backstop Commitment Premium and the DIP Exit Backstop Premium will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 1145(a) of the Bankruptcy Code. Shares of New Equity and New Warrants (including shares of New Equity underlying such New Warrants) (x) sold to the Commitment Parties pursuant to the Backstop Commitments as set forth in the Backstop Commitment Agreement (excluding, for the avoidance of doubt, shares of New Equity issued on account of the Backstop Commitment Premium), or (y) sold to the participants in the Second Lien Equity Rights Offering and the Noteholder Equity Rights Offering upon exercise of their Second Lien Subscription Rights and Noteholder Subscription Rights, as applicable, will be issued without registration under the Securities Act or any similar federal, state, or local law in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

The availability of the exemption under section 1145 of the Bankruptcy Code or any other applicable securities laws shall not be a condition to the occurrence of the Effective Date.

Should the Reorganized Debtors elect, on or after the Effective Date, to reflect all or any portion of the ownership of Reorganized Hornbeck’s New Equity, the New Warrants and any New Equity issuable upon exercise of the New Warrants through the facilities of DTC, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or Final Order with respect to the treatment of such applicable portion of the Reorganized Hornbeck’s New Equity and New Warrants, and such Plan or Final Order shall be deemed to be legal and binding obligations of the Reorganized Debtors in all respects.

DTC shall be required to accept and conclusively rely upon the Plan and Final Order in lieu of a legal opinion regarding whether Reorganized Hornbeck’s New Equity, New Warrants and any New Equity issuable upon exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Reorganized Hornbeck’s New Equity, New Warrants and New Equity issuable upon exercise of the New Warrants are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

F.	Corporate Existence

Except as otherwise provided in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended under the Plan, the New Corporate Governance Documents, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law); provided that as soon as practicable following the Confirmation Date, HOS Wellmax Services, LLC shall be dissolved in accordance with applicable state law.

G.	Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan or the Plan Supplement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors, managers, and officers for the Reorganized Debtors; (3) implementation and assumption of the Executive Employment Agreements by Reorganized Hornbeck; (4) implementation of the Restructuring Transactions; and (5) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors or the Reorganized

Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.G shall be effective notwithstanding any requirements under non-bankruptcy law.

H.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any, and Liens securing the Exit Facilities). On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

I.	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, and other documents evidencing Claims or Interests shall be cancelled, and the obligations of the Debtors or the Reorganized Debtors thereunder or in any way related thereto shall be discharged and deemed satisfied in full, and the Agents/Trustees shall be released from all duties and obligations thereunder; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, any credit document or agreement that governs the rights of the Holder of a Claim or Interest shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the Agents/Trustees to make distributions pursuant to the Plan, (3) preserving the Agents/Trustees’ rights to compensation and indemnification as against any money or property distributable to the Holders of First Lien Claims, Second Lien Claims, ABL Claims, Unsecured Notes Claims, and DIP Claims, including permitting the Agent/Trustees to maintain, enforce, and exercise their charging liens, if any, against such distributions, (4) preserving all rights, including rights of enforcement, of the Agents/Trustees against any Person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of First Lien Claims, Second Lien Claims, ABL Claims, Unsecured Notes Claims, and DIP Claims, pursuant and subject to the terms of the First Lien Credit Agreement, the Second Lien Credit Agreement, the ABL Credit Agreement, the 2020 Notes Indenture, the 2021 Notes Indenture, and the DIP Credit Agreement as in effect on the Effective Date, (5) permitting the Agents/Trustees to enforce any obligation (if any) owed to the Agents/Trustees under the Plan, (6) permitting the Agents/Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, (7) permitting the DIP Agent, the DIP Lenders to assert any rights with respect to the Contingent DIP Obligations, and (8) permitting the Agents/Trustees to perform any functions that are necessary to effectuate the foregoing; provided, further, however, that (a) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (b) except as otherwise provided in the Plan, the terms and provisions of the Plan shall not modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. The Agents/Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Agents/Trustees and their representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the Agents/Trustees shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Agents/Trustees, including fees, expenses, and costs of their professionals incurred prior to and after the Effective Date in connection with the First Lien Credit Agreement, the Second Lien Credit Agreement, the ABL Credit Agreement, the 2020 Notes Indenture, the 2021 Notes Indenture, and the DIP Credit Agreement, as applicable, and reasonable and documented costs and expenses associated with effectuating distributions pursuant to the Plan will be paid by the Reorganized Debtors in the ordinary course; provided, further, that nothing in this section shall effect a cancellation of any New Equity, Intercompany Interests, Intercompany Claims or claims in respect of the Exit Facilities.

J.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Corporate Governance Documents, the New Warrant Agreements and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

K.	Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Equity and the New Warrants; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, including in respect of the Exit Facilities; (d) the making, assignment, or recording of any lease or sublease; or (e) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.	New Corporate Governance Documents

The New Corporate Governance Documents shall, among other things: (1) contain terms consistent with the exhibits to the Disclosure Statement, including the New Corporate Governance Term Sheet, and the documentation set forth in the Plan Supplement, as applicable; (2) authorize the issuance, distribution, and reservation of the New Equity and the New Warrants (including the New Equity issued pursuant to the exercise thereof) to the Entities entitled to receive such issuances, distributions and reservations under the Plan; and (3) pursuant to and only to the extent required by section 1123(a)(6) of the Bankruptcy Code, and limited as necessary to facilitate compliance with non- bankruptcy federal laws, prohibit the issuance of non-voting equity Securities. The certificate of incorporation and bylaws of Reorganized Hornbeck shall include appropriate provisions assuring the compliance with the Jones Act Restriction.

On or immediately before the Effective Date, Hornbeck or Reorganized Hornbeck, as applicable, will file its New Corporate Governance Documents with the applicable Secretary of State and/or other applicable authorities in its state of incorporation or formation in accordance with the applicable laws of their respective state of incorporation or formation, to the extent required for such New Corporate Governance Documents to become effective. After the Effective Date, Reorganized Hornbeck may amend and restate its formation, organizational, and constituent documents as permitted by the laws of its respective jurisdiction of formation and the terms of such documents.

M.	The Reorganized Debtors

On the Effective Date, the Reorganized Hornbeck Board shall be established, and the Reorganized Debtors shall adopt their New Corporate Governance Documents, consistent with the New Corporate Governance Term Sheet and the Restructuring Support Agreement. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan. Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors. The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing, subject to the New Corporate Governance Documents and the Exit Facility Documents, as the boards of directors of the applicable Reorganized Debtors deem appropriate.

N.	Directors and Officers

On the Effective Date, the terms of the current members of the board of directors or managers (as applicable) of the Debtors shall expire, and such directors and managers shall be deemed to have resigned.

The members of the initial Reorganized Hornbeck Board shall be identified in the Plan Supplement. The initial boards of directors or managers (as applicable) and the officers of each other Reorganized Debtor shall be appointed in accordance with the respective New Corporate Governance Documents. The officers and overall management structure of Reorganized Hornbeck, and all officers and management decisions with respect to Reorganized Hornbeck (and/or any of its direct or indirect subsidiaries), compensation arrangements, and affiliate transactions shall be subject to the required approvals and consents set forth in the New Corporate Governance Documents, and subject to compliance with the Jones Act (such that Reorganized Hornbeck shall at all times be a U.S. Citizen, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade).

From and after the Effective Date, each director, officer, or manager of the Reorganized Debtors shall be appointed and serve pursuant to the terms of their respective charters and bylaws or other formation and constituent documents, and the New Corporate Governance Documents, and applicable laws of the respective Reorganized Debtor’s jurisdiction of formation. To the extent that any such director or officer of the Reorganized Debtors is an “insider” pursuant to section 101(31) of the Bankruptcy Code, the Debtors will disclose the nature of any compensation to be paid to such director or officer.

O.	Management Incentive Plan

On the Effective Date, the Reorganized Hornbeck Board will adopt and implement the Management Incentive Plan, and make awards thereunder, in accordance with all of the terms and conditions set forth in the Management Incentive Plan Term Sheet. On the Effective Date Reorganized Hornbeck will enter into the Executive Employment Agreements.

P.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII of the Plan, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against it. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Cause of Action against an Entity is expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, any Executory Contract or Unexpired Lease of the Debtors is deemed to be an Assumed Executory Contract or Unexpired Lease, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed, assumed and assigned, or rejected by the Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Notwithstanding anything in this Article V.A of the Plan to the contrary, the Debtors shall be authorized to and will enter into the Executive Employment Agreements on the Effective Date, and the Debtors shall be authorized to enter into the Amended and Restated License Agreement on the Effective Date.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a court order approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Rejected Executory Contract and Unexpired Lease List, or the Assumed Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or pursuant to any order of the Bankruptcy Court, which has not been assigned to a third party before the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption or rejection under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease List and the Assumed Executory Contract and Unexpired Lease List at any time through and including thirty (30) days after the Effective Date, subject to the Consenting Creditor Approval Rights.

To the maximum extent permitted by law, to the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” or similar provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Solicitation Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Solicitation Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.H of the Plan, notwithstanding anything in a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VII of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

C.	Cure of Defaults and Objections to Cure and Assumption

Any monetary defaults under each Assumed Executory Contract or Unexpired Lease shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

Any objection by a contract or lease counterparty to a proposed assumption of an Executory Contract or Unexpired Lease or the related cure cost (including as set forth on the Assumed Executory Contract or Unexpired Lease List) must be Filed, served, and actually received by the Debtors in accordance with the Disclosure Statement Order or other applicable Final Order of the Bankruptcy Court. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have consented to such assumption or proposed cure amount. For the avoidance of doubt, to the extent an Executory Contract or Unexpired Lease proposed to be assumed is not listed as having a related cure cost, any counterparty to such Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have consented to such assumption and deemed to release any Claim or Cause of Action for any monetary defaults under such Executory Contract or Unexpired Lease.

For the avoidance of doubt, the Debtors or the Reorganized Debtors, as applicable, may, subject to the Consenting Creditor Approval Rights, add any Executory Contract or Unexpired Lease proposed to be assumed to the Rejected Executory Contracts and Unexpired Lease List in accordance with the time limits provided by the Plan for any reason, including if the Bankruptcy Court determines that the Allowed Cure Claim with respect to any Executory Contract or Unexpired Lease is greater than the amount set forth in the applicable cure notice or the Plan, in which case such Executory Contract or Unexpired Lease is deemed rejected as the Effective Date.

Assumption of any Executory Contract or Unexpired Lease shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any Assumed Executory Contract or Unexpired Lease at any time before the effective date of assumption. Any Proofs of Claim Filed with respect to an Assumed Executory Contract or Unexpired Lease shall be deemed Disallowed, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Insurance Policies

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. On the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.F of the Plan, nothing in this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to File or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

E.	Indemnification Provisions

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the Reorganized Debtors’ New Corporate Governance Documents will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, equityholders, advisory directors, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors, or the Reorganized Debtors, as applicable, will amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, equityholders’, advisory directors’ or agents’ indemnification rights.

On and as of the Effective Date, any of the Debtors’ indemnification obligations with respect to any contract or agreement that is the subject of or related to any litigation against the Debtors or Reorganized Debtors, as applicable, shall be assumed by the Reorganized Debtors and otherwise remain unaffected by the Chapter 11 Cases.

F.	Director, Officer, Manager, and Employee Liability Insurance

On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Debtors shall be deemed to have assumed all of the D&O Liability Insurance Policies (including, if applicable, any “tail policy”) and any agreements, documents, or instruments relating thereto. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of all such policies (including, if applicable, any “tail policy”).

After the Effective Date, none of the Debtors or the Reorganized Debtors shall terminate or otherwise reduce the coverage under any such policies (including, if applicable, any “tail policy”) with respect to conduct occurring as of the Effective Date, and all officers, directors, advisory directors, managers, and employees of the Debtors who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policies regardless of whether such officers, directors, advisory directors, managers, or employees remain in such positions after the Effective Date.

On and after the Effective Date, each of the Reorganized Debtors shall be authorized to purchase a directors’ and officers’ liability insurance policy for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

G.	Employee and Retiree Benefits

Except as otherwise provided in the Plan, on and after the Effective Date, subject to any Final Order and, without limiting any authority provided to the Reorganized Hornbeck Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Debtors who served in such capacity from and after the Petition Date; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. For the avoidance of doubt, the Effective Date shall not, and none of the transactions contemplated pursuant to the Plan shall, constitute a change in control under any agreement or arrangement described in this paragraph or any other agreement or arrangement with or covering any of the Debtors’ current or former directors, officers, employees or other service providers.

H.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Reservation of Rights

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumed Executory Contract and Unexpired Lease List or the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty (30) calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

J.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

K.	Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor and any Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest) each Holder of an Allowed Claim and Interest (or its Permitted Designee, as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in accordance with its priority and Allowed amount.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in the Plan, Holders of Claims and Interests (or such Holders’ Permitted Designees, as applicable) shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date. The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

B.	Distributions on Account of Obligations of Multiple Debtors

For all purposes associated with distributions under the Plan, all guarantees by any Debtor or any Non-Debtor Affiliate of the obligations of any other Debtor, as well as any joint and several liability of any Debtor or any Non-Debtor Affiliate with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor or any Non-Debtor Affiliate shall result in a single distribution under the Plan; provided that Claims held by a single Entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee fees until such time as a particular case is closed, dismissed, or converted.

C.	Distribution Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

D.	Rights and Powers of Distribution Agent

1.	Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

E.	Delivery of Distributions

1.	Record Date for Distribution.

Any party responsible for making distributions shall be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date (or the Permitted Designees of such holders, as applicable). The Distribution Agent shall make distributions to any transferee of a Claim following the Distribution Record Date only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor and compliance with the conditions of the Plan, including the U.S. Citizen Determination Procedures.

2.	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Distribution Record Date by the Reorganized Debtors or the Distribution Agent to such Holder’s Permitted Designee or, if such Holder has not identified a Permitted Designee, as appropriate: (a) to the signatory set forth on any Proof of Claim or Proof of Interest Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is Filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf. Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim (or its Permitted Designee) shall have and receive the benefit of the distributions in the manner set forth in the Plan. The Debtors, the Reorganized Debtors, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

3.	Distributions to Holders of Allowed Claims Whose Status is Uncertain.

Unless and until the status of a Holder of an Allowed First Lien Claim, Allowed Second Lien Claim, Allowed 2020 Notes Claim or Allowed 2021 Notes Claim is demonstrated to the reasonable satisfaction of the Debtors or the Reorganized Debtors (as applicable), in consultation with counsel to the Required Consenting Creditors, as an Eligible Holder or Non-Eligible Holder, no distribution shall be made to such Holder (or its Permitted Designee) under the Plan on account of the respective Allowed First Lien Claim, Allowed Second Lien Claim, Allowed 2020 Notes Claim or Allowed 2021 Notes Claim, as applicable; provided, however, that any Holder of an Allowed First Lien Claim, Allowed Second Lien Claim, Allowed 2020 Notes Claim or Allowed 2021 Notes Claim that is in an amount of less than $50,000 shall be deemed a Non-Eligible Holder with respect to such Allowed Claim, and shall not be required to demonstrate its status as a Non-Eligible Holder to receive a distribution in respect of such Allowed Claim. If the status of a Holder of an Allowed First Lien Claim, Allowed Second Lien Claim, Allowed 2020 Notes Claim or Allowed 2021 Notes Claim is not demonstrated to the reasonable satisfaction of the Debtors or the Reorganized Debtors (as applicable) as an Eligible Holder or Non-Eligible Holder within one (1) year of the Effective Date, any distribution to which such Holder (or its Permitted Designee, as applicable) would be entitled under the Plan shall be retained by the Reorganized Debtors, notwithstanding any state or other escheat or similar laws to the contrary, and the entitlement of such Holder (or its Permitted Designee, as applicable) to such distribution or any subsequent distribution on account of the respective Allowed First Lien Claim, Allowed Second Lien Claim, Allowed 2020 Notes Claim or Allowed 2021 Notes Claim, as applicable, shall be extinguished and forever barred. The Debtors or the Reorganized Debtors (as applicable), in consultation with counsel to the Required Consenting Creditors, shall establish procedures in compliance with applicable securities laws for the determination of whether a Holder of an Allowed First Lien Claim, Allowed Second Lien Claim, Allowed 2020 Notes Claim or Allowed 2021 Notes Claims is an Eligible Holder or a Non-Eligible Holder.

4.	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any Holder (or its Permitted Designee, as applicable) is returned as undeliverable, no distribution to such Holder (or its Permitted Designee, as applicable) shall be made unless and until the Distribution Agent has determined the then-current address of such Holder (or its Permitted Designee, as applicable), at which time such distribution shall be made to such Holder (or its Permitted Designee, as applicable) without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the later of (a) the Effective Date and (b) the date of the distribution. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary) or shall be distributed pro rata to other Holders of Claims at the Reorganized Debtors option, and the Claim of any Holder to such property or interest in property shall be discharged of and forever barred.

For the avoidance of doubt, the Reorganized Debtors and their agents and attorneys are under no duty to take any action to attempt to locate any Holder of a Claim (or its Permitted Designee).

5.	No Fractional Distributions

No fractional notes or shares, as applicable, of the New Equity (including the New Equity into which the New Warrants are exercisable) and no fractional New Warrants shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an applicable Allowed Claim would otherwise result in the issuance of a number of notes or shares, as applicable, of the New Equity (including the New Equity into which the New Warrants are exercisable) or New Warrants that is not a whole number, the actual distribution of notes or shares, as applicable, of the New Equity (including the New Equity into which the New Warrants are exercisable) shall be rounded as follows: (a) fractions of one-half (1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1⁄2) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized notes and shares, as applicable, of the New Equity and New Warrants shall be adjusted as necessary to account for the foregoing rounding.

6.	Minimum Distributions

Holders of Allowed Claims entitled to distributions of $100 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged pursuant to Article VIII of this Plan and its Holder shall be forever barred from asserting that Claim against the Reorganized Debtors or their property.

F.	Manner of Payment

At the option of the Distribution Agent, any Cash payment to be made under the Plan may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements unless otherwise provided herein. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for in the Plan, the DIP Orders, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, and except with respect to DIP Claims, ABL Claims and First Lien Claims, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

I.	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Petition Date.

J.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off or recoup any such Claim against any claim, right, or Cause of Action of the Debtor or Reorganized Debtor (as applicable), unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff or recoupment on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff or recoupment pursuant to section 553 of the Bankruptcy Code or otherwise.

L.	Claims Paid or Payable by Third Parties

1.	Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor. To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.	Claims Payable by Third Parties

The availability, if any, of insurance policy proceeds for the satisfaction of an Allowed Claim shall be determined by the terms of the insurance policies of the Debtors or Reorganized Debtors, as applicable. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Solicitation Agent without a Claim objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of an applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS

A.	Disputed Claims Process

Holders of Claims and Interests need not File a Proof of Claim or Proof of Interest, as applicable, with the Bankruptcy Court and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.B of the Plan. On and after the Effective Date, except as otherwise provided in the Plan, all Allowed Claims shall be paid pursuant to the Plan in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Other than Claims arising from the rejection of an Executory Contract or Unexpired Lease, if the Debtors or the Reorganized Debtors dispute any Claim or Interest, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced. Except as otherwise provided herein, if a party Files a Proof of Claim and the Debtors (with the consent of the Consenting Creditors) or the Reorganized Debtors, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII of the Plan. For the avoidance of doubt, there is no requirement to File a Proof of Claim or Proof of Interest (or move the Court for allowance) to be an Allowed Claim or Allowed Interest, as applicable, under the Plan. Notwithstanding the foregoing, Entities must File cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the cure proposed to be paid by the Debtors or the Reorganized Debtors, as applicable. All Proofs of Claim required to be Filed by the Plan that are Filed after the date that they are required to be Filed pursuant to the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests and (2) settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.O of the Plan.

C.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party in interest previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims Without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Any Claim Filed that is Allowed or adjudicated in the ordinary course shall be deemed resolved without further action of the Debtors or the Reorganized Debtors, as applicable.

E.	Disallowance of Claims or Interests.

Except as otherwise expressly set forth herein, all Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.	No Distributions Pending Allowance

Notwithstanding any other provision hereof, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

G.	Distributions After Allowance

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

H.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against, and Interests in, the Debtors and their Estates and Causes of Action against other Entities.

B.	Discharge of Claims

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan or voted to reject the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date, except as otherwise specifically provided in the Plan.

C.	Release of Liens

Except (1) with respect to the Liens securing Other Secured Claims that are Reinstated pursuant to the Plan or (2) as otherwise provided in the Plan, the Exit First Lien Facility Documents (to the extent in respect of the DIP Exit First Lien Facility), the Exit Second Lien Facility Documents or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates and, subject to the consummation of the applicable distributions contemplated in the Plan, shall be fully released and discharged, at the sole cost of and expense of the Reorganized Debtors, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors or the Reorganized Debtors, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

D.	Debtor Release

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all claims, interests, obligations, rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, the Reorganized Debtors, or their Estates, as applicable, whether known or unknown, foreseen or unforeseen, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, or their Estates or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the ABL Facility, the First Lien Term Loan Facility, the Second Lien Term Loan Facility, the Unsecured Notes, the Chapter 11 Cases, the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, any of the foregoing and related prepetition transactions, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the New Warrant Agreements, the Equity Rights Offering Documents or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, Disclosure Statement, the New Corporate Governance Documents, the New Warrant Agreements, the Equity Rights Offering, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing or in this Plan, the releases set forth above do not release (1) any post-Effective Date obligations of any Person or other Entity under the Plan, the Confirmation Order, any Restructuring Transaction, the Exit Facility Documents (including without limitation the Specified 1L Exit Fee and the Specified 2L Exit Fee), the Equity Rights Offering Documents, the New Corporate Governance Documents, the New Warrant Agreements, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan or (2) any Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring Transactions and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the foregoing Debtor release; (c) in the best interests of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any claim or Cause of Action released pursuant to the foregoing Debtor release.

E.	Third-Party Release

Effective as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Claim or Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims, interests, obligations, rights, suits, damages, Causes of Action (including Avoidance Actions), remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, in law, equity, or otherwise, including any derivative claims, asserted or assertable on behalf of any of the Debtors or their Estates, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Orders, the ABL Facility, the First Lien Term Loan Facility, the Second Lien Term Loan Facility, the Unsecured Notes, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, entry into, or filing of, any of the foregoing (including, but not limited to, any guarantees by any Non-Debtor Affiliate of the obligations under the ABL Facility, the First Lien Term Loan Facility, the Second Lien Term Loan Facility or the Unsecured Notes) and, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the New Corporate Governance Documents, the Plan, the New Warrant Agreements, the Equity Rights Offering Documents, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, Disclosure Statement, the New Corporate Governance Documents, the New Warrant Agreements, the Plan, the Equity Rights Offering (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing or in this Plan, the releases set forth above do not release any post-Effective Date obligations of any Person or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, the Exit Facility Documents (including without limitation the Specified 1L Exit Fee and the Specified 2L Exit Fee), the Equity Rights Offering Documents, the New Corporate Governance Documents, the New Warrant Agreements, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the foregoing Third-Party Release is: (a) consensual; (b) essential to the Confirmation of the Plan; (c) given in exchange for a substantial contribution and for the good and valuable consideration provided by the Released Parties that is important to the success of the Plan; (d) a good faith settlement and compromise of the Claims released by the foregoing Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the foregoing Third-Party Release.

F.	Releases of HOSMex by Holders of Claims in Class 3, Class 4, Class 5 and Class 6

Except as provided in the Exit First Lien Facility Documents (to the extent in respect of the DIP Exit First Lien Facility) or the Exit Second Lien Facility Documents, as of the Effective Date, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the substantial contributions of HOSMex to facilitate and implement the Plan, to the fullest extent permissible under applicable law, each Holder of a Claim in Class 3, Class 4, Class 5 or Class 6 (whether or not such Holder voted to reject the Plan or abstained from voting on the Plan) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, and discharged HOSMex from any and all Claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the ABL Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement, the 2020 Notes Indenture, the 2021 Notes Indenture or agreements related thereto (including, but not limited to, any guarantees by HOSMex of the obligations under the ABL Credit Agreement, the First Lien Credit Agreement, the Second Lien Credit Agreement, the 2020 Notes Indenture or the 2021 Notes Indenture), and any acts or omissions by HOSMex in connection therewith; provided that this Article VIII.F shall not be construed to release HOSMex from (a) gross negligence, willful misconduct, or fraud as determined by Final Order or (b) any post-Effective Date obligations of HOSMex under the Plan, the Confirmation Order, any Restructuring Transaction, the Exit Facility Documents (including without limitation the Specified 1L Exit Fee and the Specified 2L Exit Fee), the Equity Rights Offering Documents, the New Corporate Governance Documents, the New Warrant Agreements, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

G.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Chapter 11 Cases, the Equity Rights Offering Documents, the Disclosure Statement, the Plan, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

H.	Injunction

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities that have held, hold, or may hold claims or interests or Causes of Action that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests or Causes of Action; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests or Causes of Action; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests or Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a claim or interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests or Causes of Action released or settled or subject to exculpation pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Except as otherwise set forth in the Confirmation Order, Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.H.

I.	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

K.	Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (1) such Claim has been adjudicated as noncontingent, or (2) the relevant Holder of a Claim has Filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

L.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

M.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

ARTICLE IX.

EFFECT OF CONFIRMATION OF THE PLAN

Upon entry of the Confirmation Order, the Bankruptcy Court shall be deemed to have made and issued on the Confirmation Date, pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014, the following findings of fact and conclusions of law as though made after due deliberation and upon the record at the Combined Hearing. Upon entry of the Confirmation Order, any and all findings of fact in the Plan shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law in the Plan shall constitute conclusions of law even if they are stated as findings offact.

A.	Jurisdiction and Venue

On the Petition Date, the Debtors commenced the Chapter 11 Cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. The Debtors were and are qualified to be debtors under section 109 of the Bankruptcy Code. Venue in the Southern District of Texas was proper as of the Petition Date and continues to be proper. Confirmation of the Plan is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and the Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

B.	Approval of the Disclosure Statement

The Disclosure Statement contains adequate information under section 1125 of the Bankruptcy Code and complies with applicable nonbankruptcy law under section 1125(g) of the Bankruptcy Code. The solicitation of votes to accept or reject the Plan was proper and complied with applicable nonbankruptcy law.

C.	Voting Report

Prior to the Combined Hearing, the Solicitation Agent filed the Voting Report. All procedures used to distribute the Solicitation Materials to the applicable Holders of Claims and Interests and to tabulate the Ballots were fair and conducted in accordance with the Bankruptcy Code, the Bankruptcy Rules, and all other applicable rules, laws, and regulations. Pursuant to sections 1124 and 1126 of the Bankruptcy Code, at least one Impaired Class entitled to vote on the Plan has voted to accept the Plan.

D.	Judicial Notice

The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the clerk of the Bankruptcy Court and/or its duly appointed agent, including all pleadings and other documents Filed, all orders entered, and all evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases (including the Combined Hearing). Resolutions of any objections to Confirmation explained on the record at the Combined Hearing are hereby incorporated by reference. All entries on the docket of the Chapter 11 Cases shall constitute the record before the Bankruptcy Court for purposes of the Combined Hearing.

E.	Transmittal and Mailing of Materials; Notice

Due, adequate, and sufficient notice of the Disclosure Statement, the Plan, the Plan Supplement, the Combined Hearing, and the release and exculpation provisions set forth in Article VIII of the Plan, along with all deadlines for voting on or objecting to the Plan, has been given to (1) all known Holders of Claims and Interests,

(2) parties that requested notice in accordance with Bankruptcy Rule 2002, (3) all parties to Unexpired Leases and Executory Contracts, and (4) all taxing authorities listed on the Schedules or in the Claims Register, in compliance with Bankruptcy Rules 2002(b), 3017, 3019, and 3020(b), the Disclosure Statement and such transmittal and service were appropriate, adequate, and sufficient. Adequate and sufficient notice of the Combined Hearing and other dates, deadlines, and hearings described in the Disclosure Statement was given in compliance with the Bankruptcy Rules and such order, and no other or further notice is or shall be required.

F.	Solicitation

Votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017, 3018, and 3019, the Disclosure Statement, all other applicable provisions of the Bankruptcy Code and all other applicable rules, laws, and regulations. The Debtors and their respective directors, managers, officers, employees, agents, affiliates, representatives, attorneys, and advisors, as applicable, have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and the Disclosure Statement and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Article VIII of the Plan. The Debtors and the Released Parties solicited acceptance of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code and they participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code in the offer, issuance, sale, or purchase of New Equity, New Warrants, and New Equity issuable upon exercise of the New Warrants and any debt securities that were offered or sold under the Plan and, pursuant to section 1125(e) of the Bankruptcy Code, and no Released Party is or shall be liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance of a chapter 11 plan or the offer, issuance, sale, or purchase of such debt securities.

G.	Burden of Proof

The Debtors, as proponents of the Plan, have satisfied their burden of proving the elements of sections 1129(a) and 1129(b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard. The Debtors have satisfied the elements of section 1129(a) and 1129(b) of the Bankruptcy Code by clear and convincing evidence.

H.	Bankruptcy Rule 3016(a) Compliance

The Plan is dated and identifies the proponents thereof, thereby satisfying Bankruptcy Rule 3016(a).

I.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

The plan complies with all requirements of section 1129 of the Bankruptcy Code as follows:

1.	Section 1129(a)(1)–Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(1) of the Bankruptcy Code, including sections 1121, 1122, 1123, and 1125 of the Bankruptcy Code.

(a)	Standing

Each of the Debtors has standing to file a plan and the Debtors, therefore, have satisfied section 1121 of the Bankruptcy Code.

(b)	Proper Classification

Pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code, Article III of the Plan designates Classes of Claims and Interests, other than Administrative Claims, Professional Fee Claims, DIP Claims, and Priority Tax Claims, which are not required to be classified. As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class.

(c)	Specification of Unimpaired Classes

Pursuant to section 1123(a)(2) of the Bankruptcy Code, Article III of the Plan specifies all Classes of Claims and Interests that are not Impaired.

(d)	Specification of Treatment of Impaired Classes

Pursuant to section 1123(a)(3) of the Bankruptcy Code, Article III of the Plan specifies the treatment of all Classes of Claims and Interests that are Impaired.

(e)	No Discrimination

Pursuant to section 1123(a)(4) of the Bankruptcy Code, Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class, as the case may be, unless the Holder of a particular Claim or Interest has agreed to less favorable treatment with respect to such Claim or Interest, as applicable.

(f)	Plan Implementation

Pursuant to section 1123(a)(5) of the Bankruptcy Code, the Plan provides adequate and proper means for the Plan’s implementation. Immediately upon the Effective Date, sufficient Cash and other consideration provided under the Plan will be available to make all payments required to be made on the Effective Date pursuant to the terms of the Plan. Moreover, Article IV and various other provisions of the Plan specifically provide adequate means for the Plan’s implementation.

(g)	Voting Power of Equity Securities; Selection of Officer, Director, or Trustee under the Plan

The New Corporate Governance Documents comply with sections 1123(a)(6) and 1123(a)(7) of the Bankruptcy Code.

(h)	Impairment/Unimpairment of Classes of Claims and Equity Interests

Pursuant to section 1123(b)(1) of the Bankruptcy Code, (i) Class 1 (Other Secured Claims), Class 2 (Other Priority Claims), Class 3 (ABL Claims), and Class 7 (General Unsecured Claims) are Unimpaired under the Plan, (ii) Class 4 (First Lien Claims), Class 5 (Second Lien Claims), Class 6 (Unsecured Notes Claims), Class 9 (Equity Interests), and Class 11 (Section 510(b) Claims) are Impaired under the Plan, and (iii) Class 8 (Debtor Intercompany Claims) and Class 10 (Intercompany Interests) are either Unimpaired or Impaired under the Plan at the election of the applicable Debtors.

(i)	Assumption and Rejection of Executory Contracts and Unexpired Leases

In accordance with section 1123(b)(2) of the Bankruptcy Code, pursuant to Article V of the Plan, on the Effective Date, each Executory Contract and Unexpired Lease shall be deemed assumed unless (1) previously were assumed, assumed and assigned, or rejected by the Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Notwithstanding anything in Article V of the Plan to the contrary, the Debtors shall be authorized to and will enter into the Executive Employment Agreements on the Effective Date and the Debtors shall be authorized to enter into the Amended and Restated License Agreement on the Effective Date. The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates. The Debtors’ assumption and assignment of the Executory Contracts and Unexpired Leases listed on the Schedule of Assumed Executory Contracts and Unexpired Leases pursuant to Article V of the Plan governing assumption and rejection of executory contracts and unexpired leases satisfies the requirements of section 365(b) of the Bankruptcy Code and, accordingly, the requirements of section 1123(b) of the Bankruptcy Code.

The Debtors have exercised reasonable business judgment in determining whether to reject, assume, or assume and assign each of their Executory Contracts and Unexpired Leases under the terms of the Plan. Each pre- or post-Confirmation rejection, assumption, or assumption and assignment of an Executory Contract or Unexpired Lease pursuant to Article V of the Plan will be legal, valid and binding upon the applicable Debtor and all other parties to such Executory Contract or Unexpired Lease, as applicable, all to the same extent as if such rejection, assumption, or assumption and assignment had been effectuated pursuant to an appropriate order of the Court entered before the Confirmation Date under section 365 of the Bankruptcy Code. Each of the Executory Contracts and Unexpired Leases to be rejected, assumed, or assumed and assigned is deemed to be an executory contract or an unexpired lease, as applicable.

(j)	Settlement of Claims and Causes of Action

All of the settlements and compromises pursuant to and in connection with the Plan or incorporated by reference into the Plan comply with the requirements of section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019.

Pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code and in consideration for the distributions and other benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable.

Specifically, the settlements and compromises pursuant to and in connection with the Plan are substantively fair based on the following factors: (a) the balance between the litigation’s possibility of success and the settlement’s future benefits; (b) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (c) the proportion of creditors and parties in interest that support the settlement; (d) the competency of counsel reviewing the settlement; the nature and breadth of releases to be obtained by officers and directors; and (e) the extent to which the settlement is the product of arm’s-length bargaining.

(k)	Cure of Defaults

Article V of the Plan provides for the satisfaction of default claims associated with each Executory Contract and Unexpired Lease to be assumed in accordance with section 365(b)(1) of the Bankruptcy Code. The Cure Costs identified in the Schedule of Assumed Executory Contracts and Unexpired Leases and any amendments thereto, as applicable, represent the amount, if any, that the Debtors propose to pay in full and complete satisfaction of such default claims. Any disputed cure amounts will be determined in accordance with the procedures set forth in Article V of the Plan, and applicable bankruptcy and nonbankruptcy law. As such, the Plan provides that the Debtors will cure, or provide adequate assurance that the Debtors will promptly cure, defaults with Executory Contracts and Unexpired Leases in compliance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

(l)	Other Appropriate Provisions

The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, including provisions for (i) distributions to Holders of Claims and Interests, (ii) objections to Claims, (iii) procedures for resolving Disputed, contingent, and unliquidated claims, (iv) cure amounts, procedures governing cure disputes, and (v) indemnification obligations.

2. Section 1129(a)(2)–Compliance of Plan Proponents with Applicable Provisions of the Bankruptcy Code

The Debtors, as proponents of the Plan, have complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018, and 3019. In particular, the Debtors are proper debtors under section 109 of the Bankruptcy Code and proper proponents of the Plan under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan was (i) pursuant to the Disclosure Statement; (ii) in compliance with all applicable laws, rules, and regulations governing the adequacy of disclosure in connection with such solicitation; and (iii) solicited after disclosure to Holders of Claims or Interests of adequate information as defined in section 1125(a) of the Bankruptcy Code. Accordingly, the Debtors and their respective directors, officers, employees, agents, affiliates, and Professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code.

3. Section 1129(a)(3)–Proposal of Plan in Good Faith

The Debtors have proposed the Plan in good faith and not by any means forbidden by law based on the totality of the circumstances surrounding the filing of the Chapter 11 Cases, the Plan itself, and the process leading to its formulation. The Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize.

4. Section 1129(a)(4)–Bankruptcy Court Approval of Certain Payments as Reasonable

Pursuant to section 1129(a)(4) of the Bankruptcy Code, the payments to be made for services or for costs in connection with the Chapter 11 Cases or the Plan are approved. The procedures set forth in the Plan for the Bankruptcy Court’s review and ultimate determination of the fees and expenses to be paid by the Debtors in connection with these Chapter 11 Cases, or in connection with the Plan and incident to these Chapter 11 Cases, satisfy the objectives of, and are in compliance with, section 1129(a)(4) of the Bankruptcy Code.

5. Section 1129(a)(5)–Disclosure of Identity of Proposed Management, Compensation of Insiders, and Consistency of Management Proposals with the Interests of Creditors and Public Policy

Pursuant to section 1129(a)(5) of the Bankruptcy Code, information concerning the individuals proposed to serve on the Reorganized Hornbeck Board and, if applicable, such individual’s compensation upon Consummation of the Plan has been fully disclosed (in the Plan Supplement) to the extent available, and the appointment to, or continuance in, such office of such person is consistent with the interests of Holders of Claims and Interests and with public policy.

6. Section 1129(a)(6)–Approval of Rate Changes

Section 1129(a)(6) of the Bankruptcy Code is not applicable because the Plan does not provide for rate changes by any of the Debtors.

7. Section 1129(a)(7)–Best Interests of Creditors and Interest Holders

The liquidation analysis included in the Disclosure Statement, and the other evidence related thereto that was proffered or adduced at or prior to, or in affidavits in connection with, the Combined Hearing, is reasonable. The methodology used and assumptions made in such liquidation analysis, as supplemented by the evidence proffered or adduced at or prior to, or in affidavits filed in connection with, the Combined Hearing, are reasonable. With respect to each Impaired Class, each Holder of an Allowed Claim or Interest in such Class has accepted the Plan or will receive under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount such Holder would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

8. Section 1129(a)(8)–Conclusive Presumption of Acceptance by Unimpaired Classes; Acceptance of the Plan by Each Impaired Class

Certain Classes of Claims and Interests are Unimpaired and are presumed conclusively to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. In addition, at least one Impaired Class that was entitled to vote has voted to accept the Plan. Because the Plan provides that the certain Classes of Claims and Interests will be Impaired and because no distributions shall be made to Holders in such Classes, such Holders are deemed conclusively to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

9. Section 1129(a)(9)–Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

The treatment of Administrative Claims, Professional Fee Claims, DIP Claims, Other Priority Claims, and Priority Tax Claims under Article II of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

10. Section 1129(a)(10)–Acceptance by at Least One Impaired Class

At least one Impaired Class has voted to accept the Plan. Accordingly, section 1129(a)(10) of the Bankruptcy Code is satisfied.

11. Section 1129(a)(11)–Feasibility of the Plan

The Plan satisfies section 1129(a)(11) of the Bankruptcy Code. Based upon the evidence proffered or adduced at, or prior to, or in affidavits filed in connection with, the Combined Hearing, the Plan is feasible and Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, except as such liquidation is proposed in the Plan. Furthermore, the Debtors will have adequate assets to satisfy their respective obligations under the Plan.

12. Section 1129(a)(12)–Payment of Bankruptcy Fees

Article II.G of the Plan provides for the payment of all fees payable under 28 U.S.C. § 1930(a) in accordance with section 1129(a)(12) of the Bankruptcy Code.

13. Section 1129(a)(13)–Retiree Benefits

The Plan provides for the treatment of all retiree benefits in accordance with section 1129(a)(13) of the Bankruptcy Code.

14. Section 1129(a)(14)–Domestic Support Obligations

The Debtors are not required by a judicial or administrative order, or by statute, to pay any domestic support obligations, and therefore, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

15. Section 1129(a)(15)–The Debtors Are Not Individuals

The Debtors are not individuals, and therefore, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

16. Section 1129(a)(16)–No Applicable Nonbankruptcy Law Regarding Transfers

Each of the Debtors that is a corporation is a moneyed, business, or commercial corporation or trust, and therefore, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

17. Section 1129(b)–Confirmation of Plan Over Rejection of Impaired Classes

The Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to the Classes deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code or that have actually rejected the Plan (if any). To determine whether a plan is “fair and equitable” with respect to a class of claims, section 1129(b)(2)(B)(ii) of the Bankruptcy Code provides in pertinent part that “the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.” To determine whether a plan is “fair and equitable” with respect to a class of interests, section 1129(b)(2)(C)(ii) of the Bankruptcy Code provides that “the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property.” There are no classes junior to the deemed (or actual) rejecting classes of claims or interests that will receive any distribution under the Plan. The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

18. Section 1129(c)–Confirmation of Only One Plan With Respect to the Debtors

The Plan is the only plan that has been filed in these Chapter 11 Cases with respect to the Debtors. Accordingly, the Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code.

19. Section 1129(d)–Principal Purpose Not Avoidance of Taxes

The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

20. Section 1129(e)–Small Business Case

Section 1129(e) is inapplicable because these Chapter 11 Cases do not qualify as small business cases thereunder.

J.	Securities Under the Plan

Pursuant to the Plan, and without further corporate or other action, the New Equity, the New Warrants, any New Equity issuable upon exercise of the New Warrants, and any debt issued or assumed by the Reorganized Debtors will be issued or entered into, as applicable, on the Effective Date subject to the terms of the Plan.

K.	Releases and Discharges

The releases and discharges of Claims and Causes of Action described in the Plan, including releases by the Debtors and by Holders of Claims and Interests, constitute good faith compromises and settlements of the matters covered thereby. Such compromises and settlements are made in exchange for consideration and are in the best interest of Holders of Claims and Interests, are fair, equitable, reasonable, and are integral elements of the resolution of the Chapter 11 Cases in accordance with the Plan. Each of the discharge, release, indemnification, and exculpation provisions set forth in the Plan: (a) is within the jurisdiction of the Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (b) is an essential means of implementing the Plan pursuant to section 1123(a)(6) of the Bankruptcy Code; (c) is an integral element of the transactions incorporated into the Plan; (d) confers material benefit on, and is in the best interests of, the Debtors, their Estates, and their creditors; (e) is important to the overall objectives of the Plan to finally resolve all Claims and Interests among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; (f) is consistent with sections 105, 1123, 1129, and all other applicable provisions of the Bankruptcy Code; (g) given and made after due notice and opportunity for hearing; and (h), without limiting the foregoing, with respect to the releases and injunctions in Article VIII of the Plan, are (i) essential elements of the Restructuring Transactions and Plan, terms and conditions without which the Consenting Creditors would not have entered into the Restructuring Support Agreement, (ii) narrowly tailored, and (iii) in consideration of the substantial financial contribution of the Consenting Creditors under the Plan. Furthermore, the injunction set forth in Article VIII is an essential component of the Plan, the fruit of long-term negotiations and achieved by the exchange of good and valuable consideration that will enable unsecured creditors to realize distributions in the Chapter 11 Cases.

L.	Release and Retention of Causes of Action

It is in the best interests of Holders of Claims and Interests that the provisions in Article VIII of the Plan be approved.

M. Approval of Restructuring Support Agreement, Backstop Commitment Agreement, the Exit Facilities Documents and Other Restructuring Documents and Agreements

All documents and agreements necessary to implement the Plan, including the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Facilities Documents, the other documents contained in the Plan Supplement and the other restructuring documents are essential elements of the Plan, are necessary to consummate the Plan and the Restructuring Transactions, and entry into and consummation of the transactions contemplated by each such document and agreement is in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. The Debtors have exercised reasonable business judgment in determining which agreements to enter into and have provided sufficient and adequate notice of such documents and agreements. The terms and conditions of such documents and agreements have been negotiated in good faith, at arm’s-length, are fair and reasonable, and are hereby reaffirmed and approved, and subject to the occurrence of the Effective Date and execution and delivery in accordance with their respective terms, shall be in full force and effect and valid, binding, and enforceable in accordance with their respective terms, without the need for any further notice to or action, order, or approval of the Bankruptcy Court, or other action under applicable law, regulation, or rule.

ARTICLE X.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article X:

1.	the Bankruptcy Court shall have approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of section 1125 of the Bankruptcy Code.

2.

the Final DIP Order approving the DIP Facility shall have been entered and shall remain in full force and effect and no event of default shall have occurred and be continuing thereunder; and the ABL Claims (other than any portion thereof on account of the ABL Redemption Fee) shall have been paid in full in Cash in accordance with the Interim DIP Order;

3.

the Bankruptcy Court shall have entered the Confirmation Order, which shall be a Final Order, in form and substance consistent in all respects with the Restructuring Support Agreement and otherwise in form and substance reasonably acceptable to the Debtors and the Required Consenting Creditors;

4.

the Debtors shall have obtained all authorizations, consents, regulatory approvals (including from the U.S. Coast Guard and the U.S. Maritime Administration and, if required or advisable (as determined by the Debtors and the Required Consenting Creditors), the Committee on Foreign Investment in the United States, the Defense Counterintelligence and Security Agency, and, if applicable, the Mexican Antitrust Authority), rulings, or documents that are necessary to implement and effectuate the Plan;

5.

except as otherwise expressly provided herein, all documents to be executed, delivered, assumed, or performed upon or in connection with Consummation shall have been (a) executed, delivered, assumed, or performed, as the case may be, (b) to the extent required, filed with the applicable Governmental Units in accordance with applicable law, (c) any conditions contained in such documents (other than Consummation or notice of Consummation) shall have been satisfied or waived in accordance therewith, including all documents included in the Plan Supplement, and (d) in each case shall be consistent with the Restructuring Support Agreement and the Plan;

6.

there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other Governmental Unit or (b) U.S. or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

7.

the Backstop Commitment Agreement shall have been approved by entry of an order by the Bankruptcy Court (which may be the Confirmation Order) shall remain in full force and effect, all conditions to closing the Backstop Commitment Agreement shall have been satisfied or waived in accordance with its terms and the Backstop Commitment Agreement shall not have been terminated;

8.	the conditions to the effectiveness of the Exit Facilities shall have been satisfied or waived in accordance with the terms of the Exit Facilities Documents on or prior to the Effective Date;

9.

all conditions and milestones in the Restructuring Support Agreement shall have been satisfied or waived in accordance with its terms and no termination event thereunder shall have occurred and not been waived;

10.

the New Corporate Governance Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

11.

unless waived by the Required Consenting Creditors, the Amended and Restated License Agreement shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived);

12.

the final version of each of the Plan, the Definitive Documents, and all documents contained in any supplement to the Plan, including the Plan Supplement and any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable in form and substance consistent in all respects with the Restructuring Support Agreement and the Plan, and comply with the applicable consent rights set forth in the Restructuring Support Agreement and/or the Plan for such documents and shall not have been modified in a manner inconsistent with the Restructuring Support Agreement;

13.

the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Article XI.A of the Plan;

14.

to the extent invoiced and not already paid and/or provided for in Article II.C hereof, the payment in Cash of all Consenting Creditors Fees and Expenses and all other fees provided for in the Restructuring Support Agreement and the DIP Orders, including the reasonable and documented fees and expenses of the Secured Lender Group Representatives and the Noteholder Committee Representatives incurred in connection with the Chapter 11 Cases prior to the Effective Date and for which the Debtors have received invoices; provided that such payment shall occur concurrently with, and not prior to, the Effective Date with respect to such fees and expenses of (y) Milbank LLP, Seward & Kissel LLP, and local counsel to the Noteholder Committee incurred prior to the date of the Restructuring Support Agreement (other than as expressly permitted under the Restructuring Support Agreement) and (z) Moelis & Company and Paul, Weiss, Rifkind, Wharton & Garrison LLP;

15.

all Professional Fee Claims and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

16.	the aggregate amount of Cash payments to be made on the Effective Date under Article III.B.5(c)(ii), Article III.B.6(c)(ii) and Article III.B.6(d)(ii) shall be no greater than $500,000; and

17.

the Debtors shall have implemented the Restructuring Transactions and all transactions contemplated in the Restructuring Support Agreement in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the Consenting Creditor Approval Rights) and the Plan.

B.	Waiver of Conditions to Confirmation or the Effective Date

Each condition to the Effective Date set forth in Article X.A may be waived in whole or in part at any time by the Debtors, subject to the prior written consent of the Required Consenting Creditors and the Required Commitment Parties, without notice, leave, or order of the Bankruptcy Court.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to Consenting Creditor Approval Rights, the Debtors reserve the right to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to File subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests (as applicable) are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5. to hear and determine all disputes arising from or related to any determination by Hornbeck in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizenship Affidavit as reasonable proof of establishing that any Person entitled to shares of New Equity under this Plan is a U.S. Citizen under the Jones Act;

6. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

8. enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

10. adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, Causes of Action, or any other matters that may arise in connection with the Consummation, interpretation, or enforcement of the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions, or any Entity’s obligations incurred in connection with the foregoing, including disputes arising under agreements, documents, or instruments executed in connection with the Plan, the Disclosure Statement, the Confirmation Order, or the Restructuring Transactions;

13. hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI.L.1 of the Plan; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII of the Plan, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan, the Confirmation Order, and, subject to any applicable forum selection clauses, contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;

14. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan; provided that any such modifications shall be subject to the Consenting Creditor Approval Rights;

16. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18. enforce all orders previously entered by the Bankruptcy Court; and

19. hear any other matter not inconsistent with the Bankruptcy Code;

provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection or dispute resolution clause that refers disputes to a different court, and any disputes concerning documents contained in the Plan Supplement that contain such clauses shall be governed in accordance with the provisions of such documents.

To the extent that it is legally impermissible for the Bankruptcy Court to have exclusive jurisdiction over any of the foregoing matters, the Bankruptcy Court will have non-exclusive jurisdiction over such matters to the extent legally permissible. The Plan shall not modify the jurisdictional provisions of any Equity Rights Offering Document. Notwithstanding anything herein to the contrary, on and after the Effective Date, the Bankruptcy Court’s retention of jurisdiction pursuant to the Plan shall not govern the enforcement or adjudication of any rights or remedies with respect to or as provided in any Equity Rights Offering Document, and the jurisdictional provisions of such documents shall control.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Article XII, the provisions of this Article XII shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XIII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Subject to Article X.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

Subject to and in accordance with the Debtors’ obligations under the Restructuring Support Agreement and of this Plan, on or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Subject to their respective obligations under the Restructuring Support Agreement as a party thereto, the Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court has entered the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

E.	Service of Documents

Any pleading, notice, or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors, as applicable, shall also be served on or delivered to:

(a)	If to the Debtors:

Hornbeck Offshore Services, Inc.

103 Northpark Boulevard, Suite 300

Covington, Louisiana 70433

Attn:         Samuel Giberga

Email:       samuel.giberga@hornbeckoffshore.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn:         Ryan Blaine Bennett, Benjamin Rhode, Ameneh Bordi

Email:       Rbennett@kirkland.com; benjamin.rhode@kirkland.com;

ameneh.bordi@kirkland.com

(b)	if to a Consenting ABL Lender, to:

Brown Rudnick LLP

One Financial Center

Boston, MA 02111

Attention: Andreas P. Andromalos

Email Address: AAndromalos@brownrudnick.com

(c)	if to a Consenting Secured Lender represented by Secured Lender Group Representatives, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Damian S. Schaible, Darren S. Klein, and Stephanie Massman

Email address: damian.schaible@davispolk.com; darren.klein@davispolk.com;

stephanie.massman@davispolk.com

(d)	if to a Consenting Unsecured Noteholder, to:

Milbank LLP

55 Hudson Yards

New York, New York 10001-2163

Attention: Gerard Uzzi and Eric K. Stodola

Email: guzzi@milbank.com; estodola@milbank.com

After the Effective Date, the Reorganized Debtors shall have the authority to send a notice to Entities that continue to receive documents pursuant to Bankruptcy Rule 2002 requiring such Entity to file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

F.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

G.	Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, the Plan Supplement shall control. The documents considered in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

H.	Non-Severability

Except as set forth in Article VIII of the Plan, the provisions of the Plan, including its release, injunction, exculpation and compromise provisions, and the Definitive Documents, are mutually dependent and non-severable. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan and the Definitive Documents are: (1) valid and enforceable pursuant to their terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (3) non-severable and mutually dependent.

I.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, no such parties, individuals, or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

J.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

K.	Closing of Chapter 11 Cases

Upon the occurrence of the Effective Date, the Reorganized Debtors shall be permitted to close all of the Chapter 11 Cases except for the Chapter 11 Case of Hornbeck, and all contested matters and adversary proceedings relating to each of the Debtors, including objections to Claims, shall be administered and heard in the Chapter 11 Case of Hornbeck; provided that for purposes of sections 546 and 550 of the Bankruptcy Code, the Chapter 11 Cases shall be deemed to remain open until the Chapter 11 Case of Hornbeck has been closed.

When all Disputed Claims have become Allowed or Disallowed and all remaining Cash has been distributed in accordance with the Plan, the Reorganized Debtors shall seek authority from the Bankruptcy Court to close the Chapter 11 Case of Hornbeck in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Dated: May 13, 2020	Hornbeck Offshore Services, Inc. on behalf of itself and all other Debtors

/s/ James O. Harp, Jr.
James O. Harp, Jr. Executive Vice President and Chief Financial Officer Hornbeck Offshore Services, Inc.

Prepared by:

JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Kristhy M. Peguero (TX Bar No. 24102776)	Edward O. Sassower, P.C. (pro hac vice pending)
Jennifer F. Wertz (TX Bar No. 24072822)	Ameneh M. Bordi (pro hac vice pending)
Veronica A. Polnick (TX Bar No. 24079148)	601 Lexington Avenue
1401 McKinney Street, Suite 1900	New York, New York 10022
Houston, Texas 77010	Telephone: (212) 446-4800
Telephone: (713) 752-4200	Facsimile: (212) 446-4900
Facsimile: (713) 752-4221	Email: edward.sassower@kirkland.com
Email: mcavenaugh@jw.com	ameneh.bordi@kirkland.com
kpeguero@jw.com
jwertz@jw.com	-and-
vpolnick@jw.com
Ryan Blaine Bennett, P.C. (pro hac vice pending)
Proposed Co-Counsel to the Debtors and Debtors in Possession	Benjamin M. Rhode (pro hac vice pending) 300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: ryan.bennett@kirkland.com benjamin.rhode@kirkland.com

Proposed Co-Counsel to the Debtors
and Debtors in Possession